Exhibit 10.2

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

W2005 KAPALUA/GENGATE HOTEL HOLDINGS, L.L.C.

THE INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA.  NO RESALE OR TRANSFER OF AN INTEREST BY A MEMBER IS PERMITTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND ANY VIOLATION OF SUCH PROVISIONS COULD EXPOSE THE SELLING OR TRANSFERRING MEMBER AND THE COMPANY TO LIABILITY.

Dated as of March 28, 2007

i

5.2	Availability of Books and Records; Return of Books and Records	45
5.3	Reports and Statements; Annual Budgets and Business Plans	45
5.4	Accounting Expenses	46
5.5	Bank Account	46
5.6	COGNOS Database	47
5.7	Reportable Transactions	47

ARTICLE 6	CAPITAL CONTRIBUTIONS, LOANS AND LIABILITIES	47
6.1	Initial Capital Contributions and Initial Capital Accounts of the Members	47
6.2	Capital Calls	47
6.3	Failure to Fund Capital Contributions	49
6.4	Dilution for Failure to Fund Capital Calls	51
6.5	Capital of the Company	51
6.6	Limited Liability of Members	51
6.7	Dilution of MLPC	51

ARTICLE 7	CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS	52
7.1	Capital Accounts.	52
7.2	Profits and Losses	52

ARTICLE 8	APPLICATIONS AND DISTRIBUTIONS OF AVAILABLE CASH	56
8.1	Applications and Distributions	56
8.2	Restoration of Excess Distributions	58
8.3	Repayment of Member Loans	59
8.4	Liquidation	59
8.5	Limitations on Distributions	59
8.6	Withholding Taxes	59
8.7	Reimbursement	60

ARTICLE 9	TRANSFER OF COMPANY INTERESTS	60
9.1	Transfers of Interests by Members	60
9.2	Assignment Binding on Company	60
9.3	Substituted Members	61
9.4	Acceptance of Prior Acts	61
9.5	Additional Limitations	61
9.6	Bring-Along Rights	62
9.7	Tag-Along Rights	62

ARTICLE 10	DISSOLUTION; WINDING UP AND DISTRIBUTION OF ASSETS	62
10.1	Dissolution	62
10.2	Winding Up	63
10.3	Distribution of Assets	63
10.4	Deemed Contribution and Distribution	64

ARTICLE 11	AMENDMENTS	64
11.1	Amendments	64
11.2	Additional Members	64

ARTICLE 12	MISCELLANEOUS	64
12.1	Further Assurances	64
12.2	Notices	65

12.3	Headings and Captions	65
12.4	Variance of Pronouns	65
12.5	Counterparts	65
12.6	Governing Law	65
12.7	Consent to Jurisdiction	66
12.8	Arbitration.	66
12.9	Partition	67
12.10	Invalidity	67
12.11	Successors and Assigns	67
12.12	Entire Agreement	67
12.13	Waivers	67
12.14	Maintenance as a Separate Entity	67
12.15	Confidentiality.	67
12.16	No Third Party Beneficiaries	68
12.17	Power of Attorney.	68
12.18	Construction of Documents	69
12.19	Standards of Conduct for the Managing Members	70
12.20	Partnership for Tax Purposes	70
12.21	Time of Essence	70

ANNEXES AND SCHEDULES

Annex A	Description of RCK Property
Annex B	Description of Lease Tract
Annex C	Description of [*] Property
Annex D	Description of [*] Tract
Annex E	Description of [*] Tract
Annex F	Capital Improvement Program
Schedule 2.9(a)	Ownership Structure of GHGP
Schedule 2.9(b)	Organizational Documents of GHGP
Schedule 2.10(a)	Organizational Documents of GKH
Schedule 2.10(b)	Ownership Structure of GKH
Schedule 2.13(b)	Actions, Suits and Proceedings
Schedule 3.4	Representatives of Members
Schedule 4.11	Marketing Rights of MLPC
Schedule 6.1	Initial Capital Contributions
Schedule 6.4	Example of Dilution Calculation

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

W2005 KAPALUA/GENGATE HOTEL HOLDINGS, L.L.C.

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of March 28, 2007, by and between the following members of W2005 Kapalua/Gengate Hotel Holdings, L.L.C. (the “Company”): (i) Whitehall Street Global Real Estate Limited Partnership 2005, a Delaware limited partnership (“Whitehall Street”); (ii) Whitehall Street Global Employee Fund 2005, L.P., a Delaware limited partnership (“Whitehall Employee Fund”); (iii) Gengate Kapalua Holdings GP, LLC, a Delaware limited liability company (“GHGP”) (iv) Gengate Kapalua Holdings, LLC, a Delaware limited liability company (“GKH”); and (v) MLP RCK, LLC, a Hawaii limited liability company (“MLPC”).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), as amended from time to time (the “Act”), pursuant to a Certificate of Formation of the Company, filed in the Office of the Secretary of State of the State of Delaware on February 9, 2006;

WHEREAS, each of Whitehall Street, Whitehall Employee Fund, GHGP and GKH entered into the Limited Liability Company Agreement of the Company dated as of January 9, 2006 (the “Original LLC Agreement”);

WHEREAS, the Original LLC Agreement was amended, superseded and restated in its entirety by the Amended and Restated Limited Liability Company Agreement of the Company dated as of March 13, 2006 (the “First Amended and Restated LLC Agreement”);

WHEREAS, the Company owns 100% of the limited liability company interests in W2005 Kapalua/Gengate Hotel Mezzanine, L.L.C., a Delaware limited liability company (“Kapalua Mezzanine”);

WHEREAS, Kapalua Mezzanine owns 100% of the limited liability company interests in W2005 Kapalua/Gengate Hotel Senior Mezzanine, L.L.C., a Delaware limited liability company (“Kapalua Senior Mezzanine”);

WHEREAS, Kapalua Senior Mezzanine owns 100% of the limited liability company interests in W2005 Kapalua/Gengate Hotel Realty, L.L.C., a Delaware limited liability company (“Kapalua/Gengate Realty”);

WHEREAS Kapalua/Gengate Realty is a party to that certain Purchase and Sale Agreement, dated as of February 15, 2006, (the “RCK Purchase Agreement”) by and among Kapalua/Gengate Realty, as buyer, and RCK Hawaii, LLC, d/b/a RCK Hawaii – Maui, a Delaware limited liability company, as seller, pursuant to which, Kapalua/Gengate Realty purchased the property commonly known as The Ritz-Carlton Kapalua as more specifically described on Annex A hereto (the “RCK Property”);

WHEREAS Kapalua/Gengate Realty is also a party to that certain Sale, Purchase and Lease Termination Agreement, dated as of the date hereof, by and among Kapalua/Gengate Realty, as purchaser, the Company, and Maui Land & Pineapple Company, Inc., a Hawaii corporation that is the sole member of MLPC (“MLPC Parent”), as seller (the “MLPC Lease Tract Purchase Agreement”) pursuant to which Kapalua/Gengate Realty purchased the real property described on Annex B hereto (the “Lease Tract”);

WHEREAS, the Company is also a party to that certain [*] Agreement, dated as of the date hereof, by and among Kapalua/Gengate Realty, as purchaser, the Company, and MLPC Parent, as seller (the “[*] Agreement”) pursuant to which MLPC Parent granted Kapalua/Gengate Realty (1) an [*] described on Annex C hereto (the “[*] Property”), (2) an [*] described on Annex D hereto (the “[*] Tract”), and (3) a [*] described on Annex E hereto (the “[*] Tract”);

WHEREAS, each of Whitehall Street, Whitehall Employee Fund, GHGP and GKH desire to admit MLPC as a Member and to amend and restate the First Amended and Restated LLC Agreement in its entirety by entering into this Agreement with MLPC;

NOW, THEREFORE, the Members, by execution of this Agreement, do hereby continue the Company as a limited liability company pursuant to the Act, upon the following terms and conditions and hereby amend and restate the First Amended and Restated LLC Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” shall have the meaning set forth in the Recitals.

“Additional Capital Contributions” shall have the meaning set forth in Section 6.2.

“Adjusted Contribution” shall have the meaning set forth in Section 6.4.

“Administrative Rights” shall mean any right of GHGP described herein to take part in the governance, management, administration, operation or control of the Company, including any right held by, or granted to, GHGP to consent to, vote on or approve or otherwise participate in any action of the Company, or to make any decision for, by or on behalf of the Company.

“Adverse Event” shall mean, with respect to any Person, the occurrence of any Bankruptcy, any indictment or conviction of any crime, any commission of fraud or any designation as a Specially Designated National or Blocked Person.

“Affiliate” shall mean, with respect to any Person:  (i) any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person; (ii) any other Person owning or controlling ten percent (10%) or more of the outstanding voting securities of, or other ownership interests in, such Person (or any other Person in which such Person owns ten percent (10%) or more of the outstanding voting securities or ownership interests); (iii) any officer, director, general partner or managing member of such Person; and (iv) if such Person is an officer, director, general partner or managing member of any Person, the Person for which such Person acts in any such capacity.

“Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement of the Company, as it may hereafter be amended or modified from time to time.

“Annual Budget” shall mean the annual operating budget and annual capital budget for the Company prepared by GHGP for approval pursuant to Section 3.2(d)(5) and Section 5.3.

“Applicable Dilution Factor” shall mean (i) 1.5, with respect to Additional Capital Contributions to fund (and payable pursuant to) Mandatory Capital Calls and (ii) 1.0, with respect to Additional Capital Contributions requested to be funded pursuant to Discretionary Capital Calls.

“Appointment Date” shall have the meaning set forth in Section 4.9(a)(v).

“Appraised Value” shall mean the dollar value determined by agreement between the Whitehall Group and a Member or, failing such an agreement prior to the Appointment Date, the determination of the value of the Company Assets in accordance with the following procedure:

1.                                       The Appraisers appointed by the Members in accordance with Section 4.9(a)(v) shall each determine the value of the Company Assets (each, a “Valuation”) in accordance with generally accepted professional appraisal standards and deliver such determination in writing within thirty (30) days following the Appointment Date.  The Whitehall Group and the Defaulting Member shall each have the right to submit to those Appraisers evidence with respect to value.

2.                                       If the difference between the Valuations is less than an amount equal to five percent (5%) of the lower Valuation, then the average of the Valuations shall be the Appraised Value.

3.                                       If the difference between the Valuations is greater than or equal to an amount equal to five percent (5%) of the lower Valuation, then the Appraisers appointed by the Members in accordance with Section 4.9(a)(5) shall appoint a third Appraiser (the “Third Appraiser”) within ten (10) days after the delivery of their respective Valuations.  If the Appraisers appointed by the Members in accordance with Section 4.9(a)(v) cannot agree on a Third Appraiser within such time, then the Whitehall Group and the Defaulting Member shall appoint a Third Appraiser within ten (10) days thereafter.  If the Whitehall Group and the Defaulting Member cannot agree on a Third Appraiser within such time, then, upon the application of either party within five (5) days thereafter, the Third Appraiser shall be selected by or on behalf of the President of the Appraisal Institute upon the application of either party, who shall be instructed to select the Third Appraiser within ten (10) days.

4.                                       The Third Appraiser’s Valuation shall be the Appraised Value unless such Valuation is higher than the highest Valuation of the Appraisers appointed by the Members in accordance with Section 4.9(a)(v) or lower than the lowest Valuation of the Appraisers appointed by the Members in accordance with Section 4.9(a)(v), in which case the Appraised Value shall be such highest or lowest Valuation of the Appraisers appointed by the Members in accordance with Section 4.9(a)(v), as applicable.

5.                                       If any Appraiser appointed by the Members in accordance with Section 4.9(a)(v) or the Third Appraiser becomes unable or unwilling to provide a Valuation, a successor Appraiser shall be appointed in the same manner as the Person who is unwilling or unable to perform.

6.                                       In the event an Appraiser shall not deliver a Valuation within the time required herein, then the Valuation of the Appraiser who delivers a Valuation first shall be the Appraised Value.

“Appraiser” shall mean a certified member of the Appraisal Institute with a national practice who has at least ten (10) years’ standing and established experience in appraising hospitality properties in Hawaii.

“Approved Budget” shall mean the Annual Budget for the Budget Year in question, in each case as approved in accordance with the provisions hereof and as any of the same may be amended from time to time in accordance with the provisions of this Agreement.

“Asset Manager” shall mean Gencom Asset Management Company, L.P., a Texas limited partnership.

“Asset Management Agreement”, any asset management agreement, entered into on or after the date of the First Amended and Restated LLC Agreement, between the Company and/or any Subsidiary, on the one hand, and the Asset Manager or any other Affiliate of either of the Gengate Members or any of the Gengate Principals, on the other.

“Available Capital Event Proceeds” shall mean the proceeds of a Capital Event after deducting reasonable and/or customary expenses the Company or any Subsidiary incurred in connection therewith.

“Available Cash Flow” shall mean, for any specified period, the excess, if any, of

(A)                              the sum of (i) all cash receipts (other than Available Capital Event Proceeds) of the Company and the Subsidiaries during such period from whatever source, including receipts from the sale of one or more dwelling units and/or residential units from dwelling and/or residential development by the Company or a Subsidiary of the [*] Tract, the [*] Tract or the [*] Site and (ii) any working capital and reserves of the Company and the Subsidiaries existing at the start of such period, less

(B)                              the sum of (i) all cash amounts paid or payable (without duplication) in such period on account of any expenses of any type whatsoever (including capital expenditures, operating expenses, fees due and payable under the Property Management Agreement, the Asset Management Agreement and this Agreement, taxes, amortization or other payments of principal and interest on any debt of the Company and the Subsidiaries, expenses incurred in connection with the satisfaction of any refinancing of the Property, the [*] Site, the [*] Tract or Company Assets) other than expenses taken into account in determining Available Capital Event Proceeds and (ii) any cash reserves that are required to be funded by the terms of any Property Debt or that the Managing Members (acting pursuant to Section 3.2(d)) reasonably determine may be required for the working capital, capital expenditures and future needs of the Company and the Subsidiaries or, if the Managing Members have not yet made that determination for that period, an amount equal to (x) one hundred five percent (105%) of the amounts required for the working capital and capital expenditures of the Company and the Subsidiaries as set forth in the Company’s Approved Budget with respect to such period, or (y) if greater, the amount of reserves for working capital held by the Company and the Subsidiaries on the first day of such period (net, in each case, of the Company’s projected income for the relevant period).

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy” shall mean, with respect to the affected party: (i) the entry of an Order for Relief under the Bankruptcy Code; (ii) the admission by such party of its inability to pay its debts as they mature; (iii) the making by it of an assignment for the benefit of creditors; (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law; (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code; or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such (60) sixty-day period; (vi) an application by such party for the appointment of a receiver for the assets of such party; or (viii) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after the effective date of such lien.  With respect to a Member, the foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Section 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Book Value” shall mean, with respect to any Company Asset, its adjusted basis for federal income tax purposes, except that the initial Book Value of any asset contributed by a Member to the Company shall be an amount equal to the agreed gross fair market value of such asset, and such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations Section 1.704-l(b)(2)(iv)(g) for revaluations pursuant to Section 7.1(b) and for the Depreciation taken into account with respect to such asset.

“Budget Year” shall mean (i) the period beginning on the Effective Date and ending on December 31, 2006 and (ii) any successive yearly period (beginning January 1 and ending December 31) thereafter.

“Business Day” shall mean a day upon which banks in the City of New York are authorized or required by law to be closed.

“Business Plan” shall mean, with respect to each Budget Year, the Approved Budget for such Budget Year in effect together with the annual strategic plan prepared by GHGP and approved in accordance with Section 3.2(d) of this Agreement for such Budget Year (as the same may be modified in accordance with the terms hereof).

“Capital Account” shall mean, when used in respect of any Member, the Capital Account maintained for such Member in accordance with Section 7.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of this Agreement.

“Capital Call” shall mean any Mandatory Capital Call or Discretionary Capital Call, delivered in accordance with Section 6.2 hereof, requesting Additional Capital Contributions, which Mandatory Capital Call or Discretionary Capital Call shall state (x) the total amount of Additional Capital Contributions required to be made by all Members and (y) each Member’s pro rata share of such total Additional Capital Contributions based on such Member’s Percentage Interest.

“Capital Contribution” shall mean, when used with respect to any Member, the aggregate amount of capital contributed or deemed contributed to the Company by such Member in accordance with Article 6 (including such Member’s Initial Capital Contribution and any Additional Capital Contributions made by such Member).

“Capital Event” shall mean (i) a financing or refinancing (in whole or in part, and including any refinancing effected by amendment or modification of an existing financing) by the Company or any of its Subsidiaries of the Property Debt, (ii) a sale or other disposition of the Property or (after acquisition thereof by the Company or a Subsidiary) the [*] Site or [*] Tract, or any portion thereof (other than items of personal property in the ordinary course of business but including, without limitation, a sale in foreclosure) by the Company or any of its Subsidiaries or of the Company’s interests in any of the Subsidiaries or (iii) the receipt by the Company or any of its Subsidiaries of Insurance Proceeds (other than business interruption insurance) or an Award, to the extent not used to rebuild or restore the Property, [*] Site or [*] Tract; provided, however, that (A) a new financing or refinancing of any debt incurred by the Company or one or more of the Subsidiaries for purposes of construction activity at the Property, the [*] Tract, the [*] Tract and/or the [*] Tract shall not constitute a Capital Event and (B) the sale of a dwelling unit and/or residential unit from dwelling and/or residential development by the Company or a Subsidiary of the [*] Tract, the [*] Tract or the [*] Site shall not constitute a Capital Event.

“Capital Improvements Budget” shall mean a detailed budget for the Capital Improvement Program of the Property.  Any change, modification or reallocation to or within the Capital Improvement Budget may be made only with the consent of the Capital Members.

“Capital Improvement Program” shall mean the capital improvements, deferred maintenance, environmental remediation, expansion, modification and other work described in more detail in Annex F hereto, as such schedule may be modified from time to time with the consent of the Capital Members.

“Capital Member” shall mean each of Whitehall Street, Whitehall Employee Fund, GKH, MLPC and any transferees of the foregoing permitted hereunder, but only so long as any such Person continues in its capacity as a equity member in the Company; and “Capital Members” shall mean each Person described as a Capital Member, collectively.

“Certificate” shall mean the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on February 9, 2006.

“Closing Period” shall have the meaning set forth in Section 3.6(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law.

“Company” shall mean W2005 Kapalua/Gengate Hotel Holdings, L.L.C., a Delaware limited liability company, as said Company may from time to time be hereafter constituted.

“Company Assets” shall mean all right, title and interest of the Company in and to all or any portion of the assets of the Company, any property (real, personal, tangible or intangible) or estate acquired in exchange therefor, including specifically 100% of the equity interests in Kapalua Mezzanine.

“Company Loan” shall have the meaning set forth in Section 6.2(c).

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority, as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Confidential Information” shall have the meaning set forth in Section 12.15.

“Contributing Member” shall have the meaning set forth in Section 6.3.

“Control” shall mean, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other voting interests, by contract or otherwise, and the terms “controlling” and “controlled” shall have the meanings correlative to the foregoing.

“Credit Enhancement Fee” shall have the meaning set forth in Section 4.4(a).

“Debtor Member” shall have the meaning set forth in Section 8.3.

“Deemed Distribution” shall have the meaning set forth in Section 8.6.

“Default Notice” shall have the meaning set forth in Section 4.8(a).

“Default Purchase Notice” shall have the meaning set forth in Section 4.9(a)(i).

“Default Purchase Price” shall have the meaning set forth in Section 4.9(a)(ii).

“Default Rate” shall mean a rate of interest (compounded monthly) equal to the lesser of (i) the greater of (x) a fluctuating rate of interest at fifteen percent (15%) per annum in excess of the prime rate of interest publicly announced by Citibank, N.A. or its successors from time to time and (y) twenty-five percent (25%) per annum and (ii) the maximum rate permitted by applicable law.  Notwithstanding the foregoing, the Default Rate on a Member Loan made to a Member who fails to fund a Discretionary Capital Call or on a Company Loan made in connection with a Discretionary Capital Call shall mean a rate of interest (compounded monthly) equal to the lesser of (i) the greater of (x) a fluctuating rate of interest at five percent (5%) per annum in excess of the prime rate of interest publicly announced by Citibank, N.A. or its successors from time to time and (y) fifteen percent (15%) per annum and (ii) the maximum rate permitted by applicable law.

“Delaware Court” shall have the meaning set forth in Section 12.7.

“Depreciation” shall mean, with respect to any Fiscal Year, all non-cash deductions allowable under the Code, including all deductions attributable to depreciation or cost recovery with respect to Company Assets, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other assets acquired by the Company, which have a useful life exceeding one year; provided, however, that with respect to any Company Asset whose tax basis differs from its Book Value at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined using any reasonable method selected by the Managing Members.

“[*] Agreement” shall have the meaning ascribed to it in the MLPC Lease Tract Purchase Agreement.

“Development Management Fee”  shall have the meaning set forth in Section 4.10.

“Discretionary Capital Call” shall have the meaning set forth in Section 6.2.

“Dispute Notice” shall have the meaning set forth in Section 4.8(a).

“Effective Date” shall mean the date hereof.

“Electing Non-Triggering Party” shall have the meaning set forth in Section 3.6(d).

“Election Period” shall have the meaning set forth in Section 3.6(b).

“Environmental Guaranty Payment” shall have the meaning set forth in Section 6.2(e).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

“[*] Sale and Purchase Agreement” shall have the meaning set forth in the [*] Agreement.

“[*] Tract” shall have the meaning ascribed to it in the Recitals.

“[*] Preferred Return” shall mean an amount equal to $[*] of saleable residential space developed by Kapalua/Gengate Realty on the [*] Tract entitled with the [*] and a [*] in excess of [*] of saleable residential space, payable in accordance with Section 8.1 from MLPC Residential Cash flow attributable to dwelling and/or residential development by the Company or a Subsidiary of the [*] Tract.  This is not intended to be a guaranteed payment within the meaning of Code § 707.

“Event of Default” shall mean the occurrence of any one or more of the following events:

1.                                       the gross negligence, fraud, defalcation (other than a mere failure to meet an obligation that does not involve the misappropriation of funds) or willful misconduct by the Asset Manager under or in connection with  the occurrence, after the expiration, without cure, of any applicable cure period, of any event (other than a sale of the Property ) that would permit the termination by the Company of the Asset Management Agreement;

2.                                       the gross negligence, fraud, defalcation (other than a mere failure to meet an obligation that does not involve the misappropriation of funds) or willful misconduct by GHGP,  GKH or any Gengate Principal in carrying out its duties and obligations under or in connection with, or a material breach by GHGP, GKH or any Gengate Principal of or under, this Agreement;

3.                                       any criminal indictment or conviction with respect to (x) GHGP or GKH, (y) any Gengate Principal or any of the representatives of Gengate listed on Schedule 3.4 or (z) any other officer, director, general partner or managing member of GHGP or GKH or any Affiliate of GHGP or GKH (if such officer, director, general partner or managing member is involved in the management of the Property); provided, however, that in the event that that an Event of Default is triggered pursuant to clause (z) above, if such officer, director, general partner or managing member is terminated within twenty-four (24) hours of the indictment or conviction and the Company is reimbursed within ten (10) business days by GHGP or GKH for any damages the Company has incurred as a result of any actions of such person, such criminal indictment or conviction shall not be deemed an Event of Default;

4.                                       the occurrence of any Bankruptcy with respect to GHGP or GKH; or

5.                                       the failure of GKH to fund any Mandatory Capital Call made pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii).

For purposes of (2)  above, except as otherwise specified in this Agreement, to the extent any event or circumstance constitutes a breach of this Agreement, such event or circumstance shall not constitute an “Event of Default” until notice of such event or circumstance shall have been delivered to GHGP or GKH in accordance with Section 12.2 and such event or circumstance shall be unremedied on the date that is: (i) twenty (20) days after delivery of such notice to GHGP or GKH, as applicable, for any non-monetary default (or if such remedy, notwithstanding the exercise of diligent efforts by GHGP or GKH, as applicable, cannot reasonably be effected within such twenty (20)-day period, such longer period as may be required to effect the same with the exercise of diligent, good faith efforts, but in no event longer than the first to occur of: (x) the date ninety (90) days from the initial delivery of notice to GHGP or GKH, and (y) the end of the cure period provided pursuant to the terms of any applicable Loan Agreement or other agreement between the Company and any third party; provided that such longer period shall not be available (and an Event of Default shall be deemed to have occurred on the 20th day) if such non-monetary default has or is reasonably likely to have a material adverse effect on the Company) and (ii) five (5) days after delivery of such notice to GHGP or GKH for any monetary default.  Furthermore, with respect to (1) or (2) above, if the Asset Manager, GHGP or GKH take any action or fail to take any action that would otherwise constitute an Event of Default triggered solely by such entity’s gross negligence and if the damages incurred by the Company or any of its Members as a result of the gross negligence can be cured by a monetary payment, the Asset Manager, GHGP and GKH, collectively, shall have the right, not more than twice over the term of the Company,  to cure such Event of Default by making, within ten (10) Business Days after the occurrence of such gross negligence, a monetary payment to the party that incurred such damages in an amount equal to such damages; provided, however, that upon the third such occurrence of gross negligence by any of the Asset Manager, GHGP or GKH (or any combination of them) such event shall constitute an Event of Default and shall not be subject to cure.

“Failed Contribution” shall have the meaning set forth in Section 6.3.

“First Amended and Restated LLC Agreement” shall have the meaning set forth in the Recitals.

“Fiscal Year” shall mean the fiscal year of the Company, which shall be the calendar year; but provided that the first “Fiscal Year” shall be the period from March 13, 2006 until December 31, 2006 and upon termination of the Company, “Fiscal Year” shall mean the period from the end of the last preceding Fiscal Year to the date of such termination.

“Funded Portion” shall have the meaning set forth in Section 6.3(a).

“Gengate Actual Promote” shall mean with respect to each distribution made hereunder, the amount distributed to Gengate Members less the amount that would have been distributed had such distribution been made on a pro rata basis to all Capital Members in accordance with the Members’ Percentage Interests in effect at the time of such distribution.

“Gengate Guarantor”  shall mean (i) Karim Alibhai, (ii) Mahmood Khimji, and (iii) each other member of GHGP.  For avoidance of doubt, if any Person shall hereafter become a member of GHGP, such Person shall execute this Agreement as a Gengate Guarantor for purposes of Section 8.2.

“Gengate Members” shall mean, collectively, GHGP and GKH; and “Gengate Member” shall mean each of GHGP and GKH.

“Gengate Principals” shall mean, collectively, Karim Alibhai and Mahmood Khimji and such other Persons as may be approved in writing by Whitehall Street or Whitehall Employee Fund (in its discretion) from time to time.

“GHGP” shall have the meaning set forth in the Preamble.

“GKH” shall have the meaning set forth in the Preamble.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Operating Profits” shall have the meaning set forth in the Property Management Agreement.

“Gross Revenues” shall have the meaning set forth in the Property Management Agreement.

“[*]  Tract” shall have the meaning ascribed to it in the Recitals.

“[*]  Preferred Return” shall mean an amount equal to $[*] of saleable residential space developed by Kapalua/Gengate Realty on the [*] Tract entitled with the [*] and a [*], payable in accordance with Section 8.1 from MLPC Residential Cash flow attributable to dwelling and/or residential development by the Company or a Subsidiary of the [*] Tract.  This is not intended to be a guaranteed payment within the meaning of Code § 707.

“Hotel” shall have the meaning given to such term in the MLPC Lease Tract Purchase Agreement.

“Improvement Letter of Credit Reimbursement Agreement” shall mean that reimbursement agreement between one or more Members or Affiliates of the Whitehall Group on one hand, and the bank or banks issuing the Improvement Letter of Credit on the other (which agreement may be a separate agreement relating solely to such letter of credit or a credit facility agreement relating to such letter of credit as well as other extensions of credit).

“Initial Capital Contribution” shall mean, with respect to any Member, the aggregate initial capital contribution made, deemed made or to be made by such Member as of the Effective Date pursuant to Section 6.1 as shown on Schedule 6.1.

“Insurance Proceeds” shall mean the proceeds of any policy of property or title insurance.

“Interest” shall mean the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Internal Rate of Return” shall mean, with respect to an investment, the discount rate that would cause the net present value of all cash inflows (i.e., Capital Contributions) relating to such investment and all cash out-flows (i.e., distributions from the Company to the Members making such Capital Contributions on account of such investment (whether from operating cash flow or capital transaction proceeds) to be equal to zero dollars ($0).  A Member shall be deemed to have received a specified Internal Rate of Return, with respect to any Capital Contributions, when such Member has received a return of all such Capital Contributions made by such Member plus a cumulative, annually compounded, return on such Capital Contributions at the specified rate per annum calculated commencing on the date such Capital Contributions are made and compounded annually to the extent not paid on a current basis, taking into account the timing and amounts of all previous distributions of Available Cash Flow and Available Capital Event Proceeds made by the Company to such Member and the timing and amounts of all previous Capital Contributions made to the Company by such Member.  For purposes of computing such Internal Rate of Return, (i) all cash in-flows and cash out-flows will be discounted to present value using monthly measuring periods, (ii) any distribution of Available Cash Flow and Available Capital Event Proceeds received by a Member, or any Capital Contribution made by a Member, in either case at any time during a particular month, shall be deemed to be received or made (as applicable) by such Member on the first day of such month, (iii) amounts received by a Member on account of a Company Loan made by such Member and Capital Contributions returned to any Member pursuant to Section 6.2(c) hereof shall be disregarded in calculating such Member’s Internal Rate of Return and shall not be deemed to be a distribution, (iv) amounts received by a Lender Member on account of a Member Loan from distributions that otherwise would have been made to the Debtor Member shall be deemed received by the Debtor Member and not the Lender Member for purposes of calculating the Internal Rate of Return and (v) amounts received by a Member or its Affiliates as Credit Enhancement Fees shall be disregarded.

“Investment” shall mean, relative to any Person (i) any loan or advance made by such Person to any other Person (excluding advances made to officers and employees in the ordinary course of business); (ii) the purchase by such Person of any debt obligation of any other Person; (iii) any contingent liability of such Person; and (iv) any ownership or similar interest held by such Person in any other Person.

“IRS” shall mean the Internal Revenue Service and any successor agency or entity thereto.

“Kapalua Mezzanine” shall have the meaning set forth in the Recitals.

“Kapalua/Gengate Realty” shall have the meaning set forth in the Recitals.

“Kapalua Senior Mezzanine” shall have the meaning set forth in the Recitals.

“Lease Tract” shall have the meaning set forth in the Recitals.

“Lender Member” has the meaning set forth in Section 8.3.

“List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, and/or on any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation.

“Loan Agreements” shall mean those loan agreements, mortgages, pledges, guaranties and the like secured by the Company Assets, the Property or by which the Company is bound, whether now existing or hereafter entered into.

“Loan Guaranty” shall mean a partial or full guaranty of principal and/or interest in respect of any loan, a guaranty of cost overruns or debt service or any other guaranty or assurance of payment provided by a Member or its Affiliates to a lender.  For the avoidance of doubt, any agreement to reimburse a bank that issues a letter of credit to or for the benefit of the lender should be deemed to be a Loan Guaranty, but excluding any guaranty of non-recourse carve-outs.

“Losses” shall have the meaning set forth in Section 7.2.

“Major Decision” shall have the meaning set forth in Section 3.1(a).

“Management Agreements” shall have the meaning set forth in Section 3.3.

“Managing Members” shall mean initially, Whitehall Street, Whitehall Employee Fund and GKH; provided, that if there is an Event of Default, the Managing Members shall mean Whitehall Street and Whitehall Employee Fund.

“Mandatory Capital Call” shall have the meaning set forth in Section 6.2(a).

“Mandatory Capital Call Threshold” shall mean $35,000,000, inclusive of the Capital Contributions funded through the Effective Date; provided, that if the Company or any of its Subsidiaries enters into any future transactions that require the Capital Members to contribute additional capital into the Company or to provide a Loan Guaranty, the “Mandatory Capital Call Threshold” shall be increased by an amount equal to such capital contribution and/or Loan Guaranty.

“Marketing Period” shall have the meaning set forth in Section 3.6(c).

“Material Action” shall have the meaning set forth in Section 13.1(b).

“Material Contract” shall mean any contract pursuant to which the Company is obligated to pay or expend more than $100,000 in any Fiscal Year or more than $250,000 in the aggregate, or to perform, or to engage a third party or an Affiliate of GHGP or GKH to perform, material construction, renovation or remodeling work on the Property.

“Member” shall mean each of Whitehall Street, Whitehall Employee Fund, GHGP, GKH, MLPC and any transferees of the foregoing permitted hereunder, but only so long as any such Person continues in its capacity as a equity member in the Company; and “ Members” shall mean each Person described as a Member, collectively.

“Member-Funded Debt” shall mean any non-recourse debt of the Company that is loaned or guaranteed by any Member and/or is treated as Member non-recourse debt with respect to a Member under Treasury Regulations Section 1.704-2(b)(4).

“Member Loan” shall have the meaning set forth in Section 6.3(b).

“Minimum Gain” shall mean an amount equal to the excess of the principal amount of debt, for which no Member is liable (“nonrecourse debt”), over the adjusted basis of the Company Assets which represents the minimum taxable gain that would be recognized by the Company if the nonrecourse debt were foreclosed upon and the Company Assets were transferred to the creditor in satisfaction thereof, and which is referred to as “minimum gain” in Treasury Regulations Section 1.704-1(b)(4)(iv).  A Member’s share of Minimum Gain shall be determined pursuant to Treasury Regulations Section 1.704-2.

“MLPC” shall have the meaning set forth in the Preamble.

“MLPC Advance Capital Amount” shall mean an amount equal to $4,090,909 minus an amount equal to MLPC’s pro rata portion (based on the Percentage Interest of each Capital Member) of Mandatory Capital Calls made and funded by the Capital Members (other than MLPC) in accordance with Section 6.2 after the Effective Date.  For example, if there is a $5,000,000 Mandatory Capital Call after the Effective Date, an amount equal to MLPC’s pro rata portion of that Mandatory Capital Call amount is $1,071,430 and from and after the date such Mandatory Capital Call is funded by all Capital Members (other than MLPC) the MLPC Advance Capital Amount will be $3,019,479 [which is $4,090,909 minus $1,071,430].

“MLPC Advance Capital Amount Return” shall mean the actual interest or other earnings on the MLPC Advance Capital Amount invested by the Company as directed by MLPC in its discretion, during the particular period for which such amount is used in a calculation.

“MLPC Capital Preferred Return” shall mean an amount equal to (i) the MLPC Advance Capital Amount Return, multiplied times (ii) the MLPC Advance Capital Amount as of the Quarterly Payment Date preceding the date on which the MLPC Capital Preferred Return is to be paid; provided, however, that in the case of the first payment of MLPC Capital Preferred Return, the interest rate and the MLPC Advance Capital Amount shall be determined as of the Effective Date.

“MLPC Event of Default” shall mean the occurrence of any one or more of the following events:

6.                                       the gross negligence, fraud, defalcation (other than a mere failure to meet an obligation that does not involve the misappropriation of funds) or willful misconduct by MLPC in carrying out its duties and obligations under or in connection with, or a material breach by MLPC of or under, this Agreement;

7.                                       the occurrence of any Bankruptcy with respect to MLPC or MLPC Parent;

8.                                       the failure of MLPC to fund any Mandatory Capital Call made pursuant to Section 6.2(a)(i) or Section 6.2(a)(ii) which it is obligated to fund; or

9.                                       a default or event of default by MLPC Parent under the MLPC Lease Tract Purchase Agreement, the [*] Agreement or the [*] Sale and Purchase Agreement or [*] Tract Sale and Purchase Agreement.

For purposes of (1)  above, except as otherwise specified in this Agreement, to the extent any event or circumstance constitutes a breach of this Agreement, such event or circumstance shall not constitute a “MLPC Event of Default” until notice of such event or circumstance shall have been delivered to MLPC in accordance with Section 12.2 and such event or circumstance shall be unremedied on the date that is: (i) twenty (20) days after delivery of such notice to MLPC for any non-monetary default (or if such remedy, notwithstanding the exercise of diligent efforts by MLPC cannot reasonably be effected within such twenty (20)-day period, such longer period as may be required to effect the same with the exercise of diligent, good faith efforts, but in no event longer than the first to occur of: (x) the date ninety (90) days from the initial delivery of notice to MLPC, and (y) the end of the cure period provided pursuant to the terms of any applicable Loan Agreement or other agreement between the Company and any third party; provided that such longer period shall not be available (and a MLPC Event of Default shall be deemed to have occurred on the 20th day) if such non-monetary default has or is reasonably likely to have a material adverse effect on the Company) and (ii) five (5) days after delivery of such notice to MLPC for any monetary default.  Furthermore, with respect to (1) above, if MLPC takes any action or fails to take any action that would otherwise constitute a MLPC Event of Default triggered solely by such entity’s gross negligence and if the damages incurred by the Company or any of its Members as a result of the gross negligence can be cured by a monetary payment, MLPC shall have the right, not more than twice over the term of the Company,  to cure such MLPC Event of Default by making, within ten (10) Business Days after the occurrence of such gross negligence, a monetary payment to each party that incurred such damages in an amount equal to such damages; provided, however, that upon the third such occurrence of gross negligence by MLPC, such event shall constitute a MLPC Event of Default and shall not be subject to cure in accordance with this sentence.

“MLPC Parent” shall mean Maui Land & Pineapple Company, Inc., a Hawaii corporation that is the sole member of MLPC.

“Lease Tract” shall have the meaning set forth in the Recitals.

“MLPC Lease Tract Purchase Agreement” shall have the meaning set forth in the Recitals.

“MLPC Preferred Returns” shall mean the [*] Preferred Return, [*] Preferred Return and the [*] Preferred Return.

“MLPC Residential Development Cash Flow” shall mean Available Cash Flow, Available Capital Event Proceeds, without reduction for MLPC Preferred Returns or [*] Minimum Return (if any), attributable to dwelling and/or residential development by the Company or a Subsidiary of, and calculated separately for, each of (i) the [*] Site, (ii) the [*] Tract, and (iii) the [*] Tract.

“Necessary Expenditures” shall mean all costs, expenditures or amounts required to be expended, whether or not of a recurring nature, that relate to the Property, the [*] Site or the [*] Tract, or to an existing Company Asset and that a Member determines (i) are provided for in an Approved Budget, (ii) are necessary for real estate taxes, insurance payments, costs of restoring the assets of the Company or a Subsidiary after a casualty or condemnation thereof, utility costs, costs of compliance with law, payments with respect to mortgages and other liens, payments on or of operating expenses of the Company or a Subsidiary (including any fees due and payable to the Property Manager pursuant to the Property Management Agreement or any successor property manager pursuant to a successor property management agreement or to the Asset Manager pursuant to the Asset Management Agreement or any successor asset manager pursuant to a successor asset management agreement), and any other items that are of a comparable nature to repair, preserve, maintain or protect the assets of the Company or a Subsidiary or (iii) are necessary to make payments on or of contractual obligations and debts of the Company or a Subsidiary (including amounts, if any, owing to any Member or Affiliate thereof to reimburse payments made by such Member or Affiliate on account of the Company’s or a Subsidiary’s debts or on account of guarantees of or relating to such debts).

“New York Court” has the meaning set forth in Section 12.7.

“Non-Contributing Member” shall have the meaning set forth in Section 6.3.

“Non-Managing Members” shall mean all of the Members other than the Managing Members.

“Non-Triggering Party” shall have the meaning set forth Section 3.6(a).

“Objection Notice” shall have the meaning set forth in Section 5.3(b).

“[*] Agreement” shall have the meaning set forth in the Recitals.

“Original LLC Agreement” shall have the meaning set forth in the Recitals.

“Organizational Document” shall mean, with respect to any Person: (i) in the case of a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock; (ii) in the case of a limited partnership, such Person’s certificate of limited partnership, limited partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests; (iii) in the case of a limited liability company, such Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests; or (iv) in the case of any other legal entity, such Person’s organizational documents and all other documents affecting the rights of holders of equity interests in such Person.

“Percentage Interest” shall mean as of any date with respect to any Member, (i) initially the percentage following such Member’s name in Section 6.1(b) and (ii) thereafter the percentage obtained when such Member’s Capital Contribution (or Adjusted Contribution if there was previously a dilution under Section 6.4) is divided by the aggregate Capital Contributions of all Members, as such percentage interest may be adjusted from time to time pursuant to the terms of Article 6.

“Permitted Gengate Transferee” shall mean (i) any entity at least eighty-five percent (85%) owned and exclusively controlled by Karim Alibhai or Mahmood Khimji, (ii) any members of the immediate family (i.e., spouses, parents, aunts, uncles, brothers, sisters or children) of Karim Alibhai or Mahmood Khimji, (iii) trusts established for the benefit of the individuals identified in clause (ii), or (iv) any combination of the foregoing

“Permitted MLPC Transferee” shall mean a Person with respect to which MLPC Parent shall directly or indirectly own at least 51% of the beneficial interests and voting rights.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“[*] Minimum Return” shall mean Priority Cash Flow Payments from MLPC Residential Cash flow attributable to dwelling and/or residential development by the Company or a Subsidiary of the [*] Site in a cumulative amount of $6,000,000.  This is not intended to be a guaranteed payment within the meaning of Code § 707.

“[*] Site” shall have the meaning ascribed to it in the “[*] Agreement.

“[*] Preferred Return” shall mean an amount equal to $[*] of saleable residential space on the [*] Site entitled with the [*] and the “[*] in excess of [*] of saleable residential space, payable in accordance with Section 8.1 from MLPC Residential Cash flow attributable to dwelling and/or residential development by the Company or a Subsidiary of the [*] Site, after payment of the [*] Minimum Return (it being agreed that the [*] Preferred Return is only the amounts calculated as in this definition over and above the [*] Minimum Return).  This is not intended to be a guaranteed payment within the meaning of Code §707.

“Priority Cash Flow Payments” shall have the meaning ascribed to it in Section 8.1(a).

“Profits” shall have the meaning set forth in Section 7.2.

“Property” shall mean, collectively, the RCK Property and the Lease Tract.

“Property Debt” shall mean any debt, whether senior mortgage debt or mezzanine, incurred by the Company or one or more of the Subsidiaries on or prior to the date hereof or any new debt incurred in order to refinance such debt, together with any new (or refinanced) debt relating to construction at any of the Property or (after acquisition thereof by the Company or a Subsidiary) the [*] Tract, the [*] Tract or the [ *] Tract.

“Property Management Agreement” means any property management agreement or any replacement agreement providing for the property management of the Property.  Initially the term Property Management Agreement shall mean the Second Amended and Restated Management Agreement, dated as of date hereof, by and between Property Manager and Owner.

“Property Manager” means the entities from time to time engaged to serve as the property manager for the Property.  Initially the Property Manager will be The Ritz-Carlton Hotel Company, L.L.C., a Delaware limited liability company.  Notwithstanding anything to the contrary contained herein, the “Property Manager” shall not be considered to be a manager of the Company for purposes of the Act.

“Pro Rata Deposit Amount” shall have the meaning set forth in Section 3.6(e).

“Pro Rata Portion” shall have the meaning set forth in Section  3.6(e).

“Proposed Purchase Price” shall have the meaning set forth in Section 3.6(a).

“Proposed Sale Notice” shall have the meaning set forth in Section 3.6(a).

“Proposing Members” shall have the meaning set forth in Section 9.6.

“Purchase Notice” shall have the meaning set forth in Section 3.6(b).

“Purchase Notice Deposit” shall have the meaning set forth in Section 3.6(f).

“Purchasing Entity” shall have the meaning set forth in Section 3.6(e).

“Purchasing Party” shall have the meaning set forth in Section 3.6(f).

“Quarterly Payment Date,” when used with respect to the MLPC Capital Preferred Return, means the beginning date of every calendar quarter, starting on the date which is the first day of the first full calendar month after ninety (90) days after the Effective Date.

“RCK Purchase Agreement” shall have the meaning set forth in the Recitals.

“RCK Property” shall have the meaning set forth in the Recitals.

“Reimbursed Member” shall have the meaning set forth in Section 6.2(e).

“Residential Liquidation Value” shall have the meaning set forth in Section 4.13.

“Residential Purchase Price” shall have the meaning set forth in Section 4.13.

“Seller” shall have the meaning set forth in the Recitals.

“Specially Designated National or Blocked Person” shall mean (i) a person or entity designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001, or (iii) a person or entity otherwise identified by government or legal authority as a person with whom the Company or any of its Members are prohibited from transacting business.

“Subsidiaries” shall mean, collectively, Kapalua/Gengate Realty, Kapalua Senior Mezzanine and Kapalua Mezzanine and any new, single purpose entity formed to develop or own any of the [*] Tract, the [*] Tract or the [*] Site.

“Substituted Member” shall mean any Person admitted to the Company as a Member pursuant to the provisions of Section 9.3.

“Tax Matters Member” shall mean the “tax matters partner” as designated by Section 4.7.

“[*] Property” shall have the meaning set forth in the Recitals.

“[*] Sale and Purchase Agreement’ shall have the meaning set forth in the [*] Agreement.

“Third-Party Purchase Price” shall have the meaning set forth in Section 3.6(c).

“Third -Party Purchaser” shall have the meaning set forth in Section 3.6(c).

“Transfer” shall mean (i) with respect to the Whitehall Group or MLPC, any transfer, sale, resignation, pledge, hypothecation, encumbrance, assignment or other disposition of all or any portion of the Interest of such Member or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise), (ii) in the case of the Gengate Members only, any transfer, sale, resignation, pledge, hypothecation, encumbrance, assignment or other disposition of any stock, partnership interest, beneficial interest or other ownership interest in such Member (whether directly or indirectly and whether voluntarily, involuntarily, by operation of law or otherwise).

“Transferee” shall mean any Person who receives from any Member, via transfer, sale, resignation, pledge, hypothecation, encumbrance, assignment or other disposition, any portion of the Interest of such Member or the proceeds thereof (whether voluntarily, involuntarily, by operation of law or otherwise).

“Treasury Regulations” shall mean the regulations promulgated under the Code, as such regulations are in effect on the Effective Date.

“Triggering Party” shall have the meaning set forth Section 3.6(a).

“Uniform System” shall mean the Ninth Revised Edition of the Uniform System of Accounts for Hotels, published by the American Hotel and Motel Association, as amended from time to time.

“Whitehall Employee Fund” shall mean Whitehall Street Global Employee Fund 2005, L.P., a Delaware limited partnership.

“Whitehall Group” shall mean, collectively, Whitehall Street and Whitehall Employee Fund and any permitted transferee or assignee of all or any portion of the Interest held by any of the foregoing as of the Effective Date (but only for so long as any such Person continues in its capacity as a Member of the Company).

“Whitehall Notional Distributions” shall mean the distribution of Available Cash Flow and Available Capital Event Proceeds that would have been made to the Whitehall Group pursuant to Section 8.1(b) and Section 8.1(c) if such distributions had been made on a pro rata basis to all Members in accordance with the Members’ Percentage Interests in effect at the time of such distribution.

“Whitehall Street” shall mean Whitehall Street Global Real Estate Limited Partnership 2005, a Delaware limited partnership.

1.2                                 Rules of Construction.  This Agreement is not subject to the principle of construing its meaning against the party that drafted it, and each Member acknowledges that it was represented by its own counsel in connection with its negotiation and drafting.  Whenever in this Agreement any of the Members are permitted or required to make a decision or take an action:  (i) in its “discretion” or under a grant of similar authority or latitude, such Member shall be entitled to consider only such interest and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members, or (ii) in its “good faith” or “reasonable discretion” or under another expressed standard, the Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise, provided that nothing in this Section 1.2 shall be interpreted to purport to eliminate the duty of good faith and fair dealing inherent in every contract

1.3                                 Terms Generally.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                  the terms defined in this Article (or elsewhere herein) include both the plural and the singular;

(b)                                 the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(c)                                  the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

ARTICLE 2

THE COMPANY AND ITS BUSINESS

2.1                                 Continuation of the Company.  The Members have approved this Agreement as the governing agreement of the Company.  Each of the  Members hereby agrees to continue the business and the Company, in the form of the Company and in accordance with the terms hereof and pursuant to the Act.

2.2                                 Company Name.  The business of the Company shall be conducted under the name of  “W2005 Kapalua/Gengate Hotel Holdings, L.L.C.” in the State of Delaware and under such name or such assumed names as the Members deem necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify as a foreign limited liability company.  Legal and beneficial title to any properties, real and personal, which may at any time during the term of the Company be owned or leased by the Company shall be held in the name of the Company.

2.3                                 Term.  The term of the Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue in full force and effect until terminated following dissolution as hereinafter provided.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

2.4                                 Filing of Certificate and Amendments.  The Certificate was filed with the Secretary of State of the State of Delaware and the Members agree that Alan Kava was the authorized signatory for such purpose in accordance with the meaning of Section 18-204 of the Act.  The Members hereby agree to execute and file any required amendments to the Certificate and shall do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the laws of the State of Delaware, or any other applicable law, as well as the qualification of the Company as a foreign limited liability company under the laws of, or the right otherwise to do business in any state in which the Members determine it is necessary or desirable to have such qualification or right to do business.  Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the Effective Date.

2.5                                 Business; Scope of Members’ Authority.

(a)                                  The Company is organized and formed for the purpose of, directly or indirectly, acquiring, owning, dealing with, financing, maintaining, operating, improving, developing, leasing, marketing, refinancing and selling the Property and the Subsidiaries.  The Company is empowered to do any and all acts and things necessary, appropriate, incidental to or convenient to accomplish the purposes described herein, and has authority to (i) enter into, perform and carry out contracts of any kind, (ii) incur obligations and liabilities of any kind, (iii) borrow money and issue evidences of indebtedness, whether secured or unsecured, and (iv) acquire, own, manage, improve and transfer any real or personal property (or any interest therein).

(b)                                 Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member.  Neither the Company nor any Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date, except that the Company only (and not any Member) shall have those joint responsibilities, liabilities, indebtedness, or obligations expressly assumed by the Company pursuant hereto as of the Effective Date or incurred after the Effective Date pursuant to and as limited by the terms of this Agreement.

(c)                                  Each member of the Whitehall Group, Adam Brooks, Elizabeth Burban, Brahm Cramer, Stephen Iorio, Jerome Karr, Alan Kava, Jonathan Langer, Roy Lapidus, Vivian Mandis, Justin Metz, Robert Bloom, Josephine Scesney and Peter Weidman is hereby designated as an “authorized person” within the meaning of the Act. Any one of such authorized persons is hereby authorized and shall execute, deliver and file any other certificates or documents (and any amendments and/or restatements thereof) on behalf of the Company.

2.6                                 Principal Office; Mailing Address; Registered Agent.  The principal office and mailing address of the Company shall be 85 Broad Street, New York, New York 10004, Attention:  Chief Financial Officer.  The Company may change its place of business and/or mailing address to such location or locations as may at any time or from time to time be determined by GHGP and approved the Whitehall Group.  The name and address of the Company’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

2.7                                 Names and Addresses of the Members.  The names and addresses of the Members are as follows:

Whitehall Street Global Real Estate Limited Partnership 2005
85 Broad Street
New York, New York  10004
Attention:  Chief Financial Officer

Whitehall Street Global Employee Fund 2005, L.P.
85 Broad Street
New York, New York  10004
Attention:  Chief Financial Officer

Gengate Holdings GP, LLC
c/o Gencom Group
801 Brickell Avenue, Penthouse 2

Miami, Florida  33131
Attention:  Karim Alibhai

Gengate Kapalua Holdings, LLC
c/o Gencom Group
801 Brickell Avenue, Penthouse 2
Miami, Florida  33131
Attention:  Karim Alibhai

MLP RCK, LLC

c/o Maui Land & Pineapple Company, Inc.
120 Kane Street
Kahului, Hawaii  96733-6687
Attention: Mr. Robert Webber

2.8                                 Representations by the Members.

(a)                                  Each Member represents, warrants, agrees and acknowledges that:

(1)                                  it is a corporation, limited liability company, or limited partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite corporate, company or limited partnership power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, company or limited partnership action;
(2)                                  its execution and delivery of this Agreement and the performance of its obligations hereunder will not (i) conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, (ii) conflict with or violate any of the provisions of its Organizational Documents, or (iii) violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or officials;
(3)                                  such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder;
(4)                                  there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened in any court or by or before any other governmental agency or instrumentality that would prohibit its entering into, or that could have a material adverse effect on its ability to perform its obligations under this Agreement;
(5)                                  this Agreement is a binding agreement on the part of such Member enforceable against such Member in accordance with its terms;
(6)                                  neither it nor any of its Affiliates has employed any broker or finder, or incurred any liability for any brokerage commission or finder’s fee, in connection with any of the transactions contemplated by this Agreement;
(7)                                  each Member has been advised to engage and has engaged its own counsel (whether in-house or external) and such other advisers as such Member deems necessary and appropriate; by reason of its business or financial experience, or by reason of the business or financial experience of such Member’s own attorneys, accountants and financial advisors who are not Affiliates of the Company or any other Member and who are not compensated, directly or indirectly, by the Company or any other Member or any Affiliate thereof, it is capable of evaluating the risks and merits of an investment in the Interest and of protecting its own interests in connection with this investment (nothing in this Agreement shall be construed to allow any Member to rely upon the counsel acting for another Member or to create an attorney-client relationship between such counsel and such other Member, it being understood and agreed that Sullivan & Cromwell LLP is acting as counsel to the Whitehall Group and not the Company or any other Member);
(8)                                  this Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it are duly authorized, executed and delivered by and are binding upon it;

(b)                                 Each Member represents, warrants, agrees and acknowledges that:

(1)                                  (x) it and each of its beneficial owners is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) and (y) it is acquiring the Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest;
(2)                                  it is financially able to bear the economic risk of an investment in the Interest, including the total loss thereof;
(3)                                  no Person has at any time expressly or impliedly represented, guaranteed, or warranted to it that it may freely transfer the Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Interest, that cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company; and
(4)                                  it has consulted with its own attorneys, accountants and financial advisors regarding all legal, tax and financial matters concerning an investment in the Company and the tax consequences of participating in the Company and it will look solely to, and rely upon, its own advisers with respect to the tax consequences of this investment.

(c)                                  GHGP represents, warrants, agrees and acknowledges that neither it nor any ultimate beneficial interest holder in it that holds through a flow-through entity for tax purposes is a “qualified organization” within the meaning of Section 514(c)(9)(C) of the Code.

(d)                                 GKH represents, warrants, agrees and acknowledges that neither it nor any ultimate beneficial interest holder in it that holds through a flow-through entity for tax purposes is a “qualified organization” within the meaning of Section 514(c)(9)(C) of the Code.

2.9                                 Control and Ownership of GHGP.

(a)                                  GHGP agrees that it shall at all times cause the Gengate Principals or their respective Permitted Gengate Transferees to maintain exclusive control (which control shall be exercisable without the consent or approval of any other Person) over the business and affairs of GHGP.  GHGP represents and warrants that (i) attached hereto as Schedule 2.9(a) are true and complete copies of the Organizational Documents of GHGP, (ii) the ownership of GHGP (as of the Effective Date) is as is set forth on Schedule 2.9(b) and (iii) the Gengate Principals have exclusive control (which control is exercisable without the consent or approval of any other Person) over the business and affairs of GHGP.  GHGP hereby represents that the ownership chart attached hereto as part of Schedule 2.9(a) is accurate in all respects.  GHGP covenants and agrees that at no time shall the Gengate Principals, together with their respective Permitted Gengate Transferees, own less than ninety-five percent (95%) of the legal and beneficial ownership and economic interests it currently owns in GHGP, as set forth in the ownership chart attached hereto as part of Schedule 2.9(a)

(b)                                 GHGP covenants and agrees that in the event of the occurrence of any Adverse Event with respect to (i) any Gengate Principal or any of the representatives of GHGP listed on Schedule 3.4 or (ii) any other officer, director, general partner or managing member of GHGP or any Affiliate of GHGP (if such officer, director, general partner or managing member is involved in the management or oversight of the Property), GHGP shall take such steps as the Whitehall Group may deem necessary or appropriate to ensure that the individual who is the subject of such Adverse Event shall have no direct or indirect involvement in the business or affairs of the Company or with the Property or any Company Assets;

(c)                                  GHGP covenants and agrees that in the event of the occurrence of a Transfer by GHGP, GHGP shall notify Whitehall Street and Whitehall Employee Fund of the identity of any owner of a Permitted Gengate Transferee;

(d)                                 the Gengate Principals agree that they shall at all times maintain exclusive control (which control shall be exercisable without the consent or approval of any other Person) over the business affairs of their investment in GHGP; and

(e)                                  any breach of the terms of this Section 2.9(a), (c), or (d), regardless of whether the same is within the control of GHGP or any of its controlling persons, shall be deemed a material breach by GHGP of the terms of this Agreement and shall not be subject to cure or remedy by GHGP.

2.10                           Control and Ownership of GKH.

(a)                                  GKH agrees that it shall at all times cause the Gengate Principals or their respective Permitted Gengate Transferees to maintain exclusive control (which control shall be exercisable without the consent or approval of any other Person) over the business and affairs of GKH.  GKH represents and warrants that (i) attached hereto as Schedule 2.10(a) are true and complete copies of the Organizational Documents of GKH, (ii) the ownership of GKH (as of the Effective Date) is as is set forth on Schedule 2.10(b) and (iii) the Gengate Principals have exclusive control (which control is exercisable without the consent or approval of any other Person) over the business and affairs of GKH.  GKH covenants and agrees that at no time shall the Gengate Principals, together with their respective Permitted Gengate Transferees, own less than ninety-five percent (95%) of the legal and beneficial ownership and economic interests it currently owns in GKH, as set forth in the ownership chart attached hereto as part of Schedule 2.9(a);

(b)                                 GKH covenants and agrees that in the event of the occurrence of any Adverse Event with respect to (i) any Gengate Principal or any of the representatives of GKH listed on Schedule 3.4 or (ii) any other officer, director, general partner or managing member of GKH or any Affiliate of GKH (if such officer, director, general partner or managing member is involved in the management or oversight of the Property), GKH shall take such steps as the Whitehall Group may deem necessary or appropriate to ensure that the individual who is the subject of such Adverse Event shall have no direct or indirect involvement in the business or affairs of the Company or with the Property or any Company Assets;

(c)                                  GKH covenants and agrees that in the event of the occurrence of a Transfer by GKH, GKH shall notify Whitehall Street and Whitehall Employee Fund of the identity of any owner of a Permitted Gengate Transferee;

(d)                                 the Gengate Principals agree that they shall at all times maintain exclusive control (which control shall be exercisable without the consent or approval of any other Person) over the business affairs of their investment in GKH; and

(e)                                  any breach of the terms of this Section 2.10(a), (c), or (d), regardless of whether the same is within the control of GKH or any of its controlling persons, shall be deemed a material breach by GKH of the terms of this Agreement and shall not be subject to cure or remedy by GKH.

2.11                           OFAC and Patriot Act Compliance.

(a)                                  Each Member represents and warrants that (i) such Member and each Person owning a ten percent (10%) or greater interest in such Member (A) is not currently identified on the List, and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States and (ii) such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.  This Section 2.11(a) shall not apply to any Person to the extent that such person’s interest in the Member is through either (A) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person or (B) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of ERISA.

(b)                                 Each Member shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall immediately notify the other Members in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if the Member has a reasonable basis to believe that they may no longer be true or have been breached.

2.12                           Indemnification.  The representations, warranties and covenants of the Members set forth in Section 2.8, Section 2.9 and Section 2.10 are made as of the Effective Date and shall survive the Effective Date indefinitely.  To the fullest extent permitted by law, each Member agrees to indemnify, defend, and hold the Company and the other Members harmless against all claims, demands, actions, obligations, causes of action and losses, including reasonable fees of counsel, suffered or incurred by, or asserted against, any of them relating to or arising from any inaccuracy in or breach of such representation, warranty or covenant.

2.13                           Representations by the Company.

(a)                                  The Company hereby represents and warrants to the Capital Members that it has no outstanding liabilities, contingent or otherwise, except in connection with, arising out of or in any way relating to the Property, the transactions set forth in the MLPC Lease Tract Purchase Agreement and the activities and transactions that the Company is permitted by the terms hereof and of the [*] Agreement to undertake and/or the related financings incurred by the Company or its Subsidiaries and/or any instruments delivered in connection with any of the foregoing.

(b)                                 Except as set forth on Schedule 2.13(b), the Company hereby represents and warrants to MLPC that, to the knowledge of the Company, (i) there are no actions, suits, or proceedings pending, or threatened against the Company or the Subsidiaries in existence on the date hereof (collectively, the “Warranting Parties”), or the Property, or affecting any of the Warranting Parties’ rights with respect to the Property, before or by any federal or state governmental agency or instrumentality, including without limitation, any claims of violations of by any agent of employee of any of the Warranting Parties of any labor laws violations or insufficient funding of pension plans of any of the Warranting Parties, (ii) no Warranting Party received any notice of any such actions, suit or proceedings, and (iii) there are no attachments, executions, assignments, or judgments for the benefit of creditors of any of the Warranting Parties relating to the same.  As used in this Section 2.13(b) or in Section 2.13(c) or Section 2.13(d), when a representation and warranty is given “to the knowledge of the Company,” it shall mean to the actual knowledge of any of Troy Bennett, Karim Alibhai, or Greg Denton.

(c)                                  The Company hereby represents and warrants to MLPC that, to the knowledge of the Company, (i) the delivered financial statements dated December 31, 2006 for the Hotel fairly present the results of operation of the Hotel for the periods indicated (subject to year-end audit adjustments in the case of unaudited statements), are true, complete and correct in all material respects, and were prepared in accordance with generally accepted accounting principles (as adjusted to conform to the Uniform System of Accounts for Hotels, Eighth Revised Edition) applied on a consistent basis, (ii) there has been no material adverse change in the results of the operations of the Hotel, since December 31, 2006, and (iii) all federal, state and local employment taxes, payroll taxes, excise taxes, occupancy or entertainment taxes, ad valorem taxes, liquor taxes, and sales or use taxes due and payable by any of the Warranting Parties as of the date hereof in connection with the ownership or operation of the Hotel have been paid and all returns filed.

(d)                                 To the Company’s knowledge, the Company has made available to MLPC all written materials, instruments, documents, lists, schedules, items and records relating to the Hotel, and copies thereof delivered by the Company to MLPC were true and complete copies of the corresponding document in the Company’s possession.

ARTICLE 3

MANAGEMENT OF COMPANY BUSINESS; MAJOR DECISIONS

3.1                                 Management and Control by the Managing Members.

(a)                                  Except as otherwise specifically set forth in this Agreement, the Managing Members shall each have the right, authority, discretion and power to conduct, control and manage on behalf of the Company the business and affairs of the Company and to do all things necessary, appropriate or desirable (in the reasonable discretion of the Managing Members) to carry on the business of the Company, and are hereby authorized to execute and deliver on behalf of the Company any and all documents, contracts, certificates, agreements and instruments of any kind, and to take any action of any kind and to do anything and everything the Managing Members deem necessary, desirable or appropriate in accordance with the provisions of this Agreement and applicable law; provided, however, any and all of the actions listed in Section 3.2(d) (each, a “Major Decision”) shall require the approval of the Managing Members as provided in Section 3.2(d).  Subject to the provisions of Section 4.8, if any of the Managing Members determine that an Event of Default has occurred, the Whitehall Group shall have the right to limit or eliminate such authority and duties of GHGP and GKH effective upon delivery of written notice to GHGP or GKH.  Persons dealing with the Company are entitled to rely conclusively upon the right, power, authority and direction of the Managing Members as herein set forth.  The Managing Members may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the Managing Member, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters within such Person’s professional or expert competence shall be presumed to have been done or omitted in good faith and not to constitute gross negligence or willful misconduct.

(b)                                 Except as otherwise expressly and specifically provided in this Agreement, no Person who is at any time a Non-Managing Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of the Company or any other Member.

(c)                                  For purposes of making any of MLPC Preferred Returns and [*] Minimum Return, included in the authority granted to the Managing Members under Section 3.1(a), the Managing Members shall have the authority to, and shall, determine in their reasonable discretion whether there is any MLPC Residential Development Cash Flow attributable to dwelling and/or residential development by the Company or a Subsidiary of each of (i) the [*] Site, (ii) the [*] Tract, and (iii) the [*] Tract and, if so, the amount thereof.  MLPC shall have the right to audit the Managing Members determination of MLPC Residential Development Cash Flow available for payment of the MLPC Preferred Return or [*]

Minimum Return (as applicable).  For the avoidance of doubt, such MLPC Preferred Returns and [*] Minimum Return, if made, shall not be deemed to be distributions to MLPC pursuant to Article 8 hereof.

3.2                                 Role of GHGP and Limitations on its Authority.

(a)                                  GHGP shall have the right and the duty to manage the day-to-day business of the Company, to perform duties customary for an asset manager of property comparable to the Property, and to implement the decisions made on behalf of the Company by any of the Managing Members in accordance with the terms of this Agreement and applicable laws and regulations, and shall have such other rights and powers as are granted to GHGP hereunder and as Whitehall Street or Whitehall Employee Fund may from time to time expressly delegate to GHGP.  GHGP agrees that it (or its Affiliates) shall devote the necessary time and effort to the Company and its business for the purpose of conducting the business of the Company and carrying out GHGP’s responsibilities as set forth herein in a prudent manner and that any breach of the obligation set forth in this sentence shall be deemed a material breach of this Agreement.  Without limiting the generality of the foregoing but subject to the other provisions in Article 3, GHGP shall have the right and the duty, to do, accomplish and complete using (and subject to the availability of) the Company’s funds, for and on behalf of the Company with reasonable diligence and in a prompt and businesslike manner, exercising such care and skill as a prudent owner with sophistication and experience in owning, operating and managing properties like the Property would exercise in dealing with its own property, all of the following:

(1)                                  supervise and oversee the Property Manager to confirm their performance in accordance with the Property Management Agreement, as applicable, and promptly reporting deficiencies to the Company in reasonable detail together with proposed  actions to be taken in respect thereto;
(2)                                  verify that appropriate insurance is maintained by each contractor performing work on the Property with respect to the Capital Improvement Program;
(3)                                  assisting in obtaining a loan and any and all other necessary financing required to carry out the purposes of the Company;
(4)                                  except to the extent that the Property Manager is required to do the same under its respective property management agreement, demand, receive, acknowledge and, if the approval of the Managing Members has been obtained, institute legal action for recovery of any and all revenues, receipts and considerations due and payable to the Company, in accordance with prudent business practices;
(5)                                  keep all books of account and other records of the Company and deliver in a timely manner all reports in the manner provided in Article 5 below (it being understood that  GHGP will be dependent on the Property Manager preparing and delivering property specific information);
(6)                                  to the extent any funds from the Property come into GHGP’s or GKH’s possession, promptly remit such funds to the Company’s bank account in the manner provided in Article 5 below and not commingle such funds with the funds of any other Person;
(7)                                  prepare in a timely manner for approval in accordance with the terms hereof, and implement the Capital Improvement Budget;

(8)                                  except to the extent that the Property Manager is required to do the same under its the Property Management Agreement, coordinate the defense of any claims, demands, suits or legal proceedings made or instituted against the Company or the Members by other parties, through legal counsel for the Company engaged in accordance with the terms of this Agreement; deliver to the Managing Members prompt notice of the receipt of any material claim or demand or the commencement of any suit or legal proceeding and promptly provide the Managing Members all information relevant or necessary thereto;
(9)                                  except to the extent that the Property Manager is required to do the same under the Property Management Agreement, comply with the terms and provisions of the Loan Agreements or other loan documents assumed or executed by the Company or its Subsidiaries including the terms and conditions of any note, mortgage and/or loan document evidencing the financing of the purchase of the Property (provided, that GHGP acknowledges that it, and not the Property Manager, is primarily responsible for the Capital Improvement Program and ensuring that the Capital Improvement Program does not conflict with the terms of the Loan Agreements and other material agreements);
(10)                            except to the extent that the Property Manager is required to do the same under the Property Management Agreement, during the term of this Agreement, promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, the requirements of any insurance policy (or any insurer thereunder) covering the Property (and any improvements thereon), any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to the Property (and any improvements thereon) and the operation and management thereof, and when and to the extent approved by any of Whitehall Street or Whitehall Employee Fund, GHGP shall contest (or shall assist the Members in contesting) the validity or application of any such law, ordinance, order, rule, regulation or requirement (provided, that GHGP acknowledges that it, and not the Property Manager, is primarily responsible for the Capital Improvement Program and ensuring that the Capital Improvement Program does not conflict with any present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers, the requirements of any insurance policy (or any insurer thereunder) covering the Property (and any improvements thereon), any national or local Board of Fire Underwriters, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to the Property);
(11)                            oversee the Property Manager with respect to the hiring and terminating of the staff at the Property, except in the case of the general manager, whose termination shall require the consent of the Whitehall Group and MLPC;
(12)                            except to the extent that the Property Manager is required to do the same under its Property Management Agreement, perform or cause to be performed all other services that are reasonably necessary or required for the acquisition, ownership and maintenance, marketing, and operation by the Company of the Property or otherwise required to be performed by GHGP pursuant to this Agreement and not otherwise prohibited hereunder;
(13)                            supervise the Property Manager with collection of all room charges, rents, income and other amounts payable to the Company, and deposit such funds into the accounts set up pursuant to Section 5.5;

(14)                            supervise the promotion of the Property through advertisements in various media and promotional materials, including the production and distribution of all correspondence associated with the promotion and operation of the Property (i.e., newspapers, press releases, invitations, status reports); include specific public relations or advertising campaigns in the Business Plan each applicable Fiscal Year for Managing Members’ approval in accordance with the terms hereof prior to implementation;
(15)                            except to the extent that the Property Manager is required to do the same under the Property Management Agreement, assist Managing Members in reviewing files, conducting physical inspections of the Property, reviewing and assessing any liens on or other encumbrances to the title of the Property, and securing environmental reports, and making recommendations to Managing Members regarding potential claims with respect to the Property pursuant to any agreement with respect to the Property; provided, that GHGP acknowledges that it, and not the Property Manager, is primarily responsible for these duties in with respect to the Capital Improvement Program;
(16)                            if the Property is to be sold, assist the Triggering Party in negotiating a sale  in accordance with this Agreement, and assist the Triggering Party in effecting a closing of the transaction between Company and the purchaser;
(17)                            supervise the Property Manager, leasing agents, building contractors working on improvements or other repairs or renovations of existing improvements with respect to the Capital Improvement Program;
(18)                            proposing building contractors to the Managing Members;
(19)                            with respect to the Capital Improvement Program, observe and manage the performance of all contractors performing renovations and related work including direct observation during the progress thereof; make final review of the completed work and approving bills for payment; obtain the necessary receipts, releases, waivers, discharges and assurances to keep the Property free from mechanics’ and materialmen’s liens and other claims; and coordinate the review and approval of such work by any lender whose approval is required under any loan to which the Company or any Subsidiary is a party;
(20)                            performing, or causing the performance of, all other services reasonably necessary or required for the implementation of the Capital Improvement Program by the Company to they extent such services are not otherwise prohibited to be performed, or caused to be performed, by GHGP pursuant to the terms of this Agreement; and
(21)                            selling dwelling units and/or residential units from dwelling and/or residential development by the Company or a Subsidiary of the [*] Tract, the [*] Tract or the [*] Site, provided that such sales are made for consideration consistent with the Approved Budget.

For the purposes of the foregoing, where GHGP is responsible for “supervising” any person other than the Property Manager, but is unable to terminate such person, GHGP shall not be responsible for the failure of such Person to perform as long as such failure was not caused by the gross negligence of GHGP.  For purposes of (11) above, to the extent GHGP has the right pursuant to a Property Management Agreement to approve the hiring and terminating of the staff at the Property, GHGP shall obtain the approval of MLPC before exercising such right.

(b)                                  Notwithstanding anything to the contrary contained herein, GHGP shall not be construed to be a “manager” of the company for purposes of the Act.

(c)                                  To the fullest extent permitted by law, the Non-Managing Members shall indemnify and hold harmless the Company and each of the Managing Members and their Affiliates from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising, directly or indirectly, in whole or in part, out of any breach of the provisions of Section 3.2(d) by such Non-Managing Member or any Affiliate of such Non-Managing Member.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, the following actions and decisions may not and shall not be taken, carried out, or implemented by any Member without the prior written direction or consent of (i) either Whitehall Street or Whitehall Employee Fund and (ii) either GKH or MLPC; provided, however, that GKH shall have no consent right under this Section 3.2(d) upon the occurrence and during the continuance of an Event of Default and that MLPC have no consent right under this Section 3.2(d) upon the occurrence and during the continuance of an MLPC Event of Default:

(1)                                  to the extent that an Approved Budget is not yet in effect for the current Budget Year, incur any capital, operating or other expenditures (including, but not limited to, expenditures relating to tenant improvements or any other material construction, renovation or remodeling work) on behalf of the Company in respect of the Property that (x) have not been previously approved in writing by (i) either Whitehall Street or Whitehall Employee Fund and (ii) unless and until an Event of Default occurs, GKH or (y) is not permitted by Section 5.3(b); provided, however, GHGP may (and may direct the Property Manager to) incur such capital or operating expenditures (up to a maximum of $50,000) upon one (1) day prior notice to the Managing Members, in case of an emergency, which in GHGP’s reasonable discretion is necessary in order to avoid immediate loss to the Property, or with such shorter or no prior notice (but subsequent notice as soon as reasonably possible) to the extent that one (1) day’s prior notice would jeopardize the viability of the Property or the health, safety or welfare of persons located thereon; provided further, that such emergency expenses referred to in the preceding proviso shall not exceed $100,000 in the aggregate in any Fiscal Year without the approval of (i) either Whitehall Street or Whitehall Employee Fund, (ii) MLPC, and (iii) unless and until an Event of Default occurs, GKH;
(2)                                  [intentionally omitted];
(3)                                  except as set forth in Section 3.6, Section 4.13 or Section 9.1, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any portion or all of any of the Property, a Company Asset (except that GHGP may (and may direct the Property Manager to) dispose of immaterial items of personal property in the ordinary course of business or as previously approved in the Business Plan and/or the Annual Budget) or the Company (i.e., any of the Whitehall Group may sell the entire Company and “drag-along” the Non-Managing Members), and/or enter into any binding agreement to do any of the foregoing (or enter into any amendment, renegotiation, modification, supplement or extension of any such agreement previously approved by (i) either Whitehall Street or Whitehall Employee Fund, (ii) MLPC, and (iii) unless and until an Event of Default occurs, GKH in accordance with this Agreement);
(4)                                  approve or disapprove of any proposed Business Plan or any material changes or modifications to any Business Plan except as provided in Sections 3.2(d)(1) and (2);

(5)                                  approve or disapprove of any Annual Budget or any material changes to any Approved Budget except as provided in Sections 3.2(d)(1) and (2);
(6)                                  approve or disapprove the Capital Improvement Program or any material changes or modifications to the Capital Improvement Program;
(7)                                  approve or disapprove the Capital Improvement Budget or any material changes to the Capital Improvement Budget;
(8)                                  enter into any Material Contract other than in accordance with an Approved Budget;
(9)                                  except as set forth in Section 3.7, acquire or lease (whether as lessee or lessor) any land or other real property or interest therein or any other material asset other than in accordance with a Business Plan;
(10)                            exercise or waive any rights or remedies of the Company under the MLPC Lease Tract Purchase Agreement, the RCK Purchase Agreement, the [*] Agreement, the [*] Agreement, or under any documents or agreements ancillary to any of the foregoing agreements;
(11)                            take any action in respect of the Property relating to environmental matters other than to obtain environmental studies and reports, conduct (or arrange for) evaluations and analyses thereof and obtain appropriate permits; provided, however, that each of the Members is hereby authorized (upon prior notice to the other Members) to take such action as may be reasonably required to mitigate or eliminate any material environmental condition that poses imminent danger to human health or safety; provided further, that such emergency expenses referred to in the preceding proviso shall not exceed $100,000 in the aggregate in any Fiscal Year without the approval of the (i) either Whitehall Street or Whitehall Employee Fund, (ii) MLPC, and (iii) unless and until an Event of Default occurs, GKH;
(12)                            to the fullest extent permitted by law, dissolve and wind-up the Company or elect to continue the Company or elect to continue the business of the Company;
(13)                            either (i) incur, renew, refinance or pay or otherwise discharge indebtedness of the Company ( other than ordinary course trade payables incurred in accordance with the Approved Budget or approved Credit Improvement Budget) or (ii) use Company funds to extend credit, make an Investment, make a loan or become a guarantor or surety for debt of another party;
(14)                            modify (i) any loan documentation executed by the Company or (ii) any other material agreement the execution of which required the approval of the Managing Members and GKH, except for the purpose of the preceding clause (ii), if such modification is consistent with a Business Plan;
(15)                            institute proceedings to adjudicate the Company bankrupt, or consent to the filing of a bankruptcy proceeding against the Company, or file a petition or answer or consent seeking reorganization of the Company under the Bankruptcy Code or any other similar applicable federal, state or foreign law, or consent to the filing of any such petition against the Company, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or make an assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due;

(16)                            take any action that would constitute an event of default under any loan agreement or other loan document to which the Company is a party;
(17)                            organize or form any subsidiary of the Company;
(18)                            change the nature of the business of the Company;
(19)                            admit a new Member or Substituted Member of the Company;
(20)                            subject to Article 11, amend this Agreement, the Certificate or any other Organizational Document of the Company;
(21)                            merge, convert or consolidate the Company with or into another Person (or engage in any other transaction having substantially the same effect);
(22)                            make or revoke any tax election by or on behalf of the Company;
(23)                            file any tax return or tax report on behalf of the Company;
(24)                            make any public or private offering for the sale of equity interests or securities issued by the Company;
(25)                            settle a property insurance claim or condemnation action involving a claim in excess of $50,000 or that, when added to all other insurance or condemnation claims during a single Fiscal Year, exceeds $100,000;
(26)                            retain legal counsel for the Company (other than Sullivan & Cromwell LLP) or institute any legal action involving a claim in excess of $50,000 or that, when added to all other claims made during a single Fiscal Year, exceeds $100,000; settle a legal action for an amount in excess of $50,000 that is not covered by insurance, or that, when added to all other settlements made during a single Fiscal Year that are not covered by insurance, exceeds $50,000; or confess any judgment against the Company;
(27)                            select the Company’s accountants and independent auditors which shall be one of the Big 4 accounting firms; make any accounting decisions for the Company (other than those specifically provided for in other Sections of this Agreement); or approve any financial statements prepared by the Company’s auditors;
(28)                            make or agree to any changes to the zoning of the Property or approve the terms and provisions of any restrictive covenant or easement agreement affecting the Property or any portion thereof (other than utility easements and the like granted or released in the ordinary course and other than as set forth in the Business Plan);
(29)                            make a Capital Call other than as provided in Section 6.2;
(30)                            execute or terminate any office, retail or other commercial lease, or modify any such lease in a manner that waives any substantive right of the Company;

(31)                            amend, modify or waive any provision of the Property Management Agreement or the Asset Management Agreement, provided, however, that Whitehall Street or Whitehall Employee Fund may amend, modify or waive any provision of the Asset Management Agreement (pursuant to its terms) without the consent of GKH;
(32)                            approve or disapprove of a creditors’ plan, the filing of an involuntary petition of bankruptcy or the dismissal or discharge of a claim of bankruptcy in connection with bankruptcy proceedings involving any Person with respect to which the Company is a creditor;
(33)                            make distributions to the Members other than pursuant to Section 8.1;
(34)                            subject to any reserves authorized by an Approved Budget or the Capital Improvement Budget, establish and maintain reserves;
(35)                            cause the Company to hire any employees (as employees of the Company);
(36)                            take any action with respect to the Company or the Property that involves or relates to, or cause the Company to enter into any agreement with, GHGP, GKH, the Property Manager, any Gengate Principal or any Affiliate of any of the foregoing;
(37)                            take any action that reasonably would be expected to have a material adverse effect on the assets, liabilities, income or expenses of the Company;
(38)                            take any action or give or withhold any consent, waiver or approval or exercise any right that is specifically delegated to or requires the approval pursuant to the terms of this Section 3.2(d);
(39)                            in the event the Company has or forms any subsidiary, take any action on behalf of, relating to or affecting such subsidiary of the type described in clauses (1) through (39) of this Section 3.2(d) including by granting consent to such action in the Company’s capacity as the managing member or owner of such subsidiary; or
(40)                            sell any dwelling unit and/or residential unit from dwelling and/or residential development by the Company or a Subsidiary of the [*] Tract, the [*] Tract or the [*] Site for consideration not consistent with the Approved Budget.

Notwithstanding the foregoing limitations, GHGP shall have the authority to take any action necessary for the purpose of carrying out the Approved Budget or the Business Plan.

The Members acknowledge and approve the Company’s execution and delivery of the MLPC Lease Tract Purchase Agreement, the [*] Agreement, the [*] Agreement and the Company’s consummation of the transactions contemplated thereby and the performance by the Company of its obligations thereunder.

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement, the following actions and decisions may not and shall not be taken, carried out, or implemented by any Member without the prior written direction or consent of any two of (i) either Whitehall Street or Whitehall Employee Fund, (ii) GKH, and (iii) MLPC; provided, however, that GKH shall have no consent right under this Section 3.2(e) upon the occurrence and during the continuance of an Event of

Default and that MLPC have no consent right under this Section 3.2(e) upon the occurrence and during the continuance of an MLPC Event of Default:

(1)                                  to the extent that an Approved Budget is in effect for the current Budget Year, incur, or cause the Company to incur, any capital, operating or other expenditures on behalf of the Company that would, individually or in the aggregate, cause such expenditures to be greater than one hundred four percent (104%) of the amount set forth in the appropriate line item relating to such expenditures in an Approved Budget; provided, however, GHGP may (and may direct the Property Manager to) incur such excess capital or operating expenditures upon one (1) day prior notice to the Members, in case of an emergency, which in its reasonable discretion is necessary in order to avoid immediate loss to the Property, or with such shorter or no prior notice (but a subsequent notice as soon as possible) to the extent that one (1) day prior notice would jeopardize the viability of the Property or the health, safety or welfare of persons located thereon; provided, further, that such emergency expenses referred to in the preceding proviso shall not exceed $100,000 in the aggregate in any Fiscal Year without the approval as required by this Section 3.2(e); or
(2)                                  with respect to Section 3.2(d)((7) above, incur on behalf of the Company or cause the Company to incur up to an additional $300,000, in the aggregate, of expenses in excess of the Capital Improvement Budget with respect to any expenses incurred or to be incurred in connection with the implementation of the Capital Improvement Program.

(f)                                    Persons dealing with the Company are entitled to rely conclusively upon the right, power, authority and direction of GHGP as expressly herein set forth.  GHGP may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters within such Person’s professional or expert competence shall be presumed to have been done or omitted on good faith and not to constitute gross negligence or willful misconduct.

3.3                                 Management Agreements.  Whitehall Street and Whitehall Employee Fund shall have the exclusive responsibility, power and authority to deal with the  Asset Manager, individually or collectively, on behalf of the Company in connection with the Asset Management Agreement, to give any consent, approval or direction required of or permitted by the Company as “Owner” thereunder, to make calculations as to the fees payable in accordance with the terms of the Asset Management Agreement and to exercise any termination provisions contained therein.  In the event of a termination of the Asset Management Agreement in accordance with its terms, the Members shall collectively appoint a successor asset manager.

3.4                                 Acts of the Company and the Members.

(a)                                  Whenever in this Agreement or elsewhere it is provided that consent is required of, a demand shall be made by, or acts shall be performed by or at the direction of Whitehall Street or Whitehall Employee Fund, all such consents, demands and acts are to be made, given or performed upon the consent of any of the Persons listed on Schedule 3.4 attached hereto under the heading “Representatives of the Whitehall Group”, each of whom shall be vested with the authority of Whitehall Street and Whitehall Employee Fund, until such time, if any, as MLPC and either GHGP or GKH shall receive a notice from Whitehall Street or Whitehall Employee Fund designating one or more replacement representatives.

(b)                                 Whenever in this Agreement or elsewhere it is provided that consent is required of, a demand shall be made by, or acts shall be performed by or at the direction of GHGP or GKH, all such consents, demands and acts are to be made, given or performed upon the consent of any of the Persons listed on Schedule 3.4 attached hereto under the heading “Representatives of Gengate”, each of whom shall be vested with the authority of GHGP and GKH, until such time, if any, as MLPC and either Whitehall Street or Whitehall Employee Fund shall receive a notice from GHGP or GKH  designating one or more replacement representatives.

(c)                                  Whenever in this Agreement or elsewhere it is provided that consent is required of, a demand shall be made by, or acts shall be performed by or at the direction of MLPC, all such consents, demands and acts are to be made, given or performed upon the consent of any of the Persons listed on Schedule 3.4 attached hereto under the heading “Representatives of MLPC”, each of whom shall be vested with the authority of MLPC, until such time, if any, as either Whitehall Street or Whitehall Employee Fund and either GHGP or GKH shall receive a notice from MLPC designating one or more replacement representatives.

3.5                                 Waiver of Rights by Non-Managing Members.

(a)                                  To the fullest extent permitted by law, except as specifically set forth herein, each of the Non-Managing Members hereby waives any rights it may have to (i) consent to, (ii) request appraisal rights with respect to or (iii) otherwise approve, any merger or combination (or other transaction having substantially the same effect) of the Company or the Subsidiaries, any sale, contribution or other disposition of the Property or the Company or the Subsidiaries, and releases each of the Managing Members and its Affiliates from any claims that the Non-Managing Members might have had with respect to such rights had they not been waived.

(b)                                 The Gengate Members and MLPC acknowledge that any member of the Whitehall Group and any Affiliate thereof (including Goldman, Sachs & Co. or Goldman Sachs Mortgage Company) may, in its discretion, elect to make a loan to complete the acquisition of the Property by Kapalua/Gengate Realty and the Non-Managing Members hereby waive and release, to the fullest extent permitted by law, any defense, claim, counterclaim, right of set off, or other right to the enforcement of such loan (i) based upon or relating to lender liability or similar grounds to challenge, limit, impair or otherwise or otherwise restrict the rights or remedies of the lender, (ii) that any member of the Whitehall Group has any conflict of interest in acting both as a creditor of the Company and as an owner of an interest in the Company, (iii) that such enforcement constitutes a breach of Whitehall Street’s or Whitehall Employee Fund’s fiduciary or other duties to the Company, and, to the fullest extent permitted by law, the Non-Managing Members hereby waive and release and agree not to assert or raise any such defense, claim, counterclaim, right of set off, or other right to the enforcement of such loan.

3.6                                 Sale of Property.   Notwithstanding anything to the contrary herein, except as provided in Section 3.2(a)(21), (i) the Property may not be sold without the consent of GKH or the Whitehall Group prior to March 13, 2009 and (ii) at any time from and after March 13, 2009, either of the Whitehall Group or GKH shall have the right, acting alone and without the consent or approval of any other Member,  to commence the marketing of, and cause the sale of, the Property subject only to a right of first offer in favor of the other Members pursuant to the following provisions:

(a)                                  The party desiring to sell the Property (the “Triggering Party”) shall give written notice (the “Proposed Sale Notice”) to each of the other Members (each, a “Non-Triggering Party” and, collectively, the “Non-Triggering Parties”) setting forth the proposed purchase price (the “Proposed Purchase Price”) of the proposed sale.

(b)                                 Each Non-Triggering Party electing to purchase the Property (an “Electing Non-Triggering Party”) shall have thirty (30) days (the “Election Period”) after receiving the Proposed Sale Notice to make such election by giving written notice thereof (the “Purchase Notice”) to the Triggering Party, with a copy to each other Non-Triggering Party, within the Election Period.

(c)                                  If none of the Non-Triggering Parties timely delivers a Purchase Notice together with a Purchase Notice Deposit as required by Section 3.6(f), then none of the Non-Triggering Parties shall have any further right to purchase the Property, except as may be expressly provided for below in this Section 3.6(c), and the Triggering Party shall have the right to cause the Company to enter into an agreement to sell, and to sell, the Property to an independent third party which  is not an Affiliate of any Member (“Third-Party Purchaser”) at any time or times during a one hundred eighty (180) day period (such period, the “Marketing Period”; it being agreed and understood that the Triggering Party shall have the right to end the Marketing Period at any time prior to the end of such 180-day period upon notice to the Non-Triggering Parties), which period shall commence on the earlier of (A) the first day after the Election Period expires and (B) such time (if any) as each Non-Triggering Party has notified the Triggering Party that the Non-Triggering Party will not be purchasing the Property (whether individually or jointly with any other Non-Triggering Party or Parties), for aggregate gross consideration which is not less than 95% of the Proposed Purchase Price (excluding (i.e., without deducting from the consideration offered by the Third-Party Purchaser) any customary prorations to such consideration determined as of the date of the closing of the sale of the Property, transfer taxes, legal fees and other closing costs payable by the Company or any of its Subsidiaries or any brokerage commissions that would actually be payable to any third-party broker) (the “Third-Party Purchase Price”).  If during the Marketing Period, the Triggering Party receives an offer for less than 95% of the Proposed Purchase Price, then the Triggering Party, if it wishes to accept such offer, shall so notify each Non-Triggering Party.  Within thirty (30) days after receiving such notice (and, if such notice is given within thirty (30) days prior to the expiration of the Marketing Period, the Marketing Period shall be extended day-by-day to give effect to the thirty (30) day notice period of this sentence), each Non-Triggering Party shall again have the right to deliver to the Triggering Party a Purchase Notice.  If an agreement is executed during the Marketing Period but the closing under such agreement does not occur within forty-five (45) days after the end of the Marketing Period (the “Closing Period”), provisions of this Section 3.6 will apply as to any sale of the Property occurring after such forty-five (45) day period. None of the Non-Triggering Parties shall have the right to approve, object to or interfere with any sale under, and conforming to, this Section 3.6(c) irrespective of the terms of the sale (the Triggering Party being fully authorized and empowered to execute and deliver all necessary documents, agreements and instruments on behalf of the Company and any of its Subsidiaries and to make representations and warranties on the Company’s and any of its Subsidiaries’ behalf).  In connection with the sale of the Property, (i) the Members agree to cooperate fully and in good faith to deliver any materials reasonably requested by the potential purchaser (all of which shall be provided, to the extent reasonably available, within three (3) Business Days of request (or earlier if such earlier time period is reasonable)) and to use their reasonable best efforts to cause the sale of the Property and (ii) the Non-Triggering Parties agree to cooperate fully and in good faith with the Triggering Party in the assumption by any potential purchaser of the Property Debt documentation (as long as the Equity Members and their Affiliates who are party to any such documents are released from any liabilities that accrue after the date of such assumption), including promptly delivering to underlying lender any documents requested by the Triggering Party or the underlying lender, executing any documents or agreements required by the Triggering Party or the underlying lender in connection with any such assumption (to the extent such documents or agreements do not materially increase such party’s liabilities or obligations) and agreeing to remain liable on any guaranties in respect of the New Senior Debt documentation for the periods during which  such Equity Members or their Affiliates owned any direct or indirect interest in the Property.  During the Marketing Period, none of the Equity Members or their Affiliates shall have the right to bid for the Property.

(d)                                 If only one Non-Triggering Party elects to purchase the Property within the Election Period, then such exercise shall be deemed to create a contract between that Non-Triggering Party, which (by so exercising) becomes an “Electing Non-Triggering Party,” on one hand, and the Company, on the other hand, pursuant to which the Electing Non-Triggering Party irrevocably agrees to acquire the Property for the Proposed Purchase Price (subject to customary closing prorations) and the closing date for such sale shall be sixty (60) days after the making of such election, and the provisions of Section 3.6(f) shall apply.

(e)                                  If two or more Non-Triggering Parties elect to purchase the Property within the Election Period, then:

(1)                                  such exercise shall be deemed to create an agreement between all of those Electing Non-Triggering Parties to form, and they shall form, a separate entity owned by all of them for the purpose of acquiring the Property (the “Purchasing Entity”), with each Electing Non-Triggering Party to own a percentage of the Purchasing Entity equal to its Pro Rata Portion, unless all of those Electing Non-Triggering Parties agree to different ownership;
(2)                                  such exercise shall be deemed to create a contract between the Purchasing Entity, or all of the Electing Non-Triggering Parties (jointly or severally), on the one hand, and the Company, on the other hand, pursuant to which the Purchasing Entity, or all of the Electing Non-Triggering Parties (jointly or severally), irrevocably agrees to acquire the Property for the Proposed Purchase Price (subject to customary closing prorations) at a closing that shall occur within sixty (60) days after the expiration of the Election Period, and the provisions of Section 3.6(f) shall apply; and
(3)                                  the Triggering Party shall only retain a portion of each Electing Non-Triggering Party’s Purchase Notice Deposit that is equal to such Electing Non-Triggering Party’s Pro Rata Portion (the “Pro Rata Deposit Amount”) and shall return that portion of the Purchase Notice Deposit in excess of the Pro Rata Deposit Amount to such Electing Non-Triggering Party within fifteen (15) days after the expiration of the Election Period.

For purposes of this Section 3.6, “Pro Rata Portion” means, with respect to an Electing Non-Triggering Party, a percentage determined by dividing (a) the Percentage Interest of such Electing Non-Triggering Party, by (b) the aggregate Percentage Interests of all of the Electing Non-Triggering Parties.

(f)                                    Simultaneously with the delivery of the Purchase Notice (and as a condition to the effectiveness of such Purchase Notice), each Electing Non-Triggering Party shall deliver to the Triggering Party a deposit by wire transfer of immediately available federal funds in an amount equal to $5,000,000 (together with interest accrued thereon, the “Purchase Notice Deposit”).  If the Non-Triggering Party fails to deliver the Purchase Notice Deposit in the manner described above, then the Non-Triggering Party shall be deemed to have failed to exercise the Purchase Option. Except as described in Section 3.6(e)(iii), the Purchase Notice Deposit shall be non-refundable to the Electing Non-Triggering Part(ies) in the event of a failure by an Electing Non-Triggering Party or the Purchasing Entity to consummate the purchase of the Property on the relevant closing date (other than solely by reason of a default by the Triggering Party or the failure of the representations listed below to be true in all material respects), in which case the Triggering Party may terminate (or cause the termination of) the contract created by the Proposed Sale Notice and the Purchase Notice and (A) the Triggering Party may retain the Purchase Notice Deposit or, if applicable, the Pro Rata Deposit Amounts of the Purchase Notice Deposits not returned pursuant to Section 3.6(e)(iii) as liquidated damages for the benefit and account of the Triggering Party  only and (B) the Triggering Party shall be free to sell at any time the Property to any Person and on any terms as the Triggering Party may determine in its discretion, without any consent or approval of any other Member and without having to comply with any of the terms of this Section 3.6.  The parties agree that damages to the Triggering Party will be difficult and impracticable to ascertain in connection with a default by an Electing Non-Triggering Party or the Purchasing Entity under this Section 3.6 and the retention of the Purchase Notice Deposit or, if applicable, the Pro Rata Deposit Amounts of the Purchase Notice Deposits  by the Triggering Party is a reasonable estimate of such damages from such default and shall not be considered a penalty.  If the sale of the Property fails to occur on the relevant closing date solely by reason of a default by the Triggering Party (other than as a result of any default by an Electing Non-Triggering Party or the Purchasing Entity), then, at the election of the Electing Non-Triggering Party or, if applicable, the Purchasing Entity (the “Purchasing Party”), (x) the contract created by the exercise or exercises of the Proposed Sale Notice shall be terminated and the Purchase Notice Deposit shall be refunded to the Purchasing Party; or (y) the Purchasing Party may seek specific performance of such contract, but shall have no other rights or remedies by reason of such breach. If the closing of the sale of the Property to the Purchasing Party occurs, then Purchase Notice Deposit or, if applicable, the Pro Rata Deposit Amounts of the Purchase Notice Deposits not returned pursuant to Section 3.6(e)(iii) shall be applied towards the Purchase Price at closing.  The Triggering Party shall, and shall cause the Company to, execute such instruments of transfer as are customarily executed and reasonably requested to evidence and consummate the transfer of the Property to the Purchasing Party; provided, however, that such documents shall indicate that the sale of the Property is on an “As-Is,” “Where Is,” “With-All-Faults” basis with no representations, warranties or indemnities whatsoever, other than representations to the effect that each of the relevant selling entities is duly organized and existing, that it is authorized and empowered to effect the sale, that it has duly executed and delivered all closing documents to which it is a party, that the execution, delivery and performance of such documents does not violate any applicable law or material agreement to which it is a party or by which it or the Company Assets are bound.

(g)                                 Notwithstanding anything to the contrary, the Triggering Party shall, subject to and in accordance with this Section 3.6, have full right, power and authority (acting alone and without the consent of any other Member) to execute, deliver and perform, for and in the name of the Company, any and all documents, agreements and instruments, and to take any other actions as may be required or desirable for the purpose of transferring the Property to a Third-Party Purchaser, or the Purchasing Entity, as the case may be.

(h)                                 Except as otherwise expressly provided herein, each party shall bear its own legal fees and expenses in connection with a sale under this Section 3.6, and the Triggering Party and the Purchasing Party shall each indemnify the other against claims for brokers’ fees and commissions.  Unless otherwise provided in the offer from a Third-Party Purchaser, the Company shall bear any debt repayment or assumption fees and the Company shall bear any closing costs, as well as all costs of marketing the Property and any legal fees incurred as seller.  If there would be substantial transfer tax or other costs savings achieved by structuring a sale to the  Purchasing Party pursuant to this Section 3.6 as a sale of the Triggering Party’s Interest in the Company instead of the Property, then, at the option of either the Triggering Party or the Purchasing Party, either the Triggering Party or the Purchasing Party may elect to have the Triggering Party’s Interest transferred to the Purchasing Party in which case all of the provisions of this Section 3.6 shall apply mutatis mutandis, with such changes as are appropriate to reflect the fact that Interests rather then the Property are being sold; provided, however, that if the Triggering Party elects to structure the sale as a sale of the Triggering Party’s Interest, then the Triggering Party shall also provide representations to the Purchasing Party as to ownership of its Interest free and clear of all liens and encumbrances.

3.7                                 Purchase of Additional MLPC Property.  Notwithstanding anything to the contrary stated herein, if the [*] Tract or the [*] Tract is purchased this agreement shall automatically be amended without the need of any further documentation to amend the definition of “Property” to include the description of the newly acquired [*] Tract or [*] Tract.

ARTICLE 4

RIGHTS AND DUTIES OF MEMBERS; EVENTS OF DEFAULT

4.1                                 Duties, Obligations and Compensation of Gengate.

(a)                                  In addition to such duties as are described elsewhere in other provisions of this Agreement, GHGP, in consultation with the Property Manager and the Asset Manager, shall, using (and subject to the availability of) the Company’s funds: (i) prepare and deliver to the Managing Members (or cause to be prepared and delivered to the Managing Members) an Annual Budget and a proposed Business Plan for each Budget Year (provided that Property Manager provides GHGP with the information requested by GHGP that is reasonably necessary to prepare such Annual Budget and proposed Business Plan); (ii) deliver to the Managing Members promptly upon its receipt, copies of all (x) summonses and complaints served on the Company or GHGP (as a Member of the Company or otherwise relating to or affecting the Company) and (y) notices of default on any loan or other indebtedness of the Company or on any liens against the Property or any Company Asset; and (iii) to the extent otherwise permitted under this Agreement and except to the extent that the Property Manager is required to do the same under its respective property management agreement, take such steps as may be necessary or appropriate to cause the Company or any Subsidiary to comply with the terms of any Loan Agreements and other material agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound (and shall take reasonably appropriate steps to cure any non-compliance to the extent permitted under this Agreement and will otherwise promptly notify the Managing Members of any non-compliance); provided, that GHGP acknowledges that it, and not the Property Manager, is primarily responsible for the Capital Improvement Program and ensuring that the Capital Improvement Program does not conflict with the terms of the Loan Agreements and other material agreements.

(b)                                 In the event GHGP shall fail to perform or comply with, or to cause the performance of or compliance with, any obligation or duty imposed on it pursuant to this Agreement, then, without limiting any other remedy available to any of Managing Members, any of the Managing Members shall have the right (but not the obligation) to perform or comply with, or cause the performance of or compliance with, such obligation, at the cost or expense of the Company.

4.2                                 Other Activities of the Members.  Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others.  None of the Members, the Company, their respective Affiliates or any other Person employed by, related to or in any way affiliated with any Member or the Company shall have any duty or obligation to disclose or offer to the Company or the Members, or obtain for the benefit of the Company or the Members, any other activity or venture or interest therein.  Except as may be set forth in any other agreement, none of the Company, the Members, their respective Affiliates, the creditors of the Company or any other Person having any interest in the Company shall have (A) any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein or (B) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

4.3                                 Indemnification.  No Member shall be liable, responsible or accountable in damages or otherwise to the Company, any third party or to any other Member for (i) any act performed within the scope of the authority conferred on such Member by this Agreement except for the gross negligence, fraud or willful misconduct of such Member in carrying out its obligations hereunder, (ii) such Member’s failure or refusal to perform any act, except those required by the terms of this Agreement, (iii) such

Member’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (iv) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence.  To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each Member and its directors, officers, and managing members shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by such Member in connection with such action, suit or proceeding) by virtue of its status as Member or with respect to any action or omission taken or suffered in good faith as a Member or otherwise for or on behalf of the Company, other than liabilities and losses resulting from the gross negligence, fraud or willful misconduct of such Member; provided, however, such Member shall not be so indemnified for any acts determined to be in contravention of an express term of this Agreement, if any.  The indemnification provided by this Section 4.3 shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability (or obligation to contribute capital to the Company) on account thereof.

4.4                                 Compensation of Members and their Affiliates; Goldman, Sachs & Co. as Exclusive Financial Advisor.

(a)                                  No Member or any Affiliate of any Member, shall be entitled to compensation from the Company in connection with any matter that may be undertaken in connection with the fulfillment of its duties and responsibilities hereunder, except (i) as provided in this Section 4.4, Section 4.10, Section 4.12, Section 4.13 or Article 8; (ii) as set forth in the Asset Management Agreement; or (iii) as set forth in an Approved Budget.  The Members recognize that in connection with a Loan Guaranty or other recourse obligation provided or incurred by a Member (or an Affiliate of a Member) to a lender providing financing to the Company, the Subsidiaries or the Property (other than limited, customary recourse carve-outs to a non-recourse financing, such as fraud and misappropriation and environmental indemnities), the Member (or such Affiliate) providing or incurring such guaranty or other recourse obligation shall be paid by the Capital Members other than MLPC an aggregate fee equal to two percent (2%) per annum of the amount of such guaranty or other recourse obligation (the “Credit Enhancement Fee”).  Any amounts received as Credit Enhancement Fees shall not be deemed to be a distribution to or should affect the Capital Account of the Member providing such Loan Guaranty or recourse obligations.

(b)                                 The Members covenant and agree that the Company will retain Goldman, Sachs & Co. (as well as such Affiliate(s) as Goldman, Sachs & Co. may designate from time to time) to provide all financial advisory, sales advisory and investment banking services to the Company, including, without limitation, in connection with any sale, financing, refinancing, merger, combination, contribution, disposition or similar transaction involving the Company or the Property.  If Goldman, Sachs & Co. (and/or its Affiliate(s)) agrees to accept such engagement, Goldman, Sachs & Co. (and/or such Affiliate(s)) shall be entitled to receive from the Company (upon completion of any such transaction) its customary fees and commissions for such services and its customary indemnification.  In the event that Goldman, Sachs & Co. (and/or such Affiliates(s)) procures any loan for the Company, Goldman, Sachs & Co. (and/or such Affiliate(s)) shall be entitled to a fee equal to one percent (1%) of the total amount of such loan procured.  Other than an origination fee to be paid to a lender providing financing for any Property or the Company Assets, no other fees shall be paid to any other Person in connection with the financing of any Property, the Company Assets or the Company.  Goldman, Sachs & Co. (and/or such Affiliate(s)), shall be third party beneficiaries of this Section and shall have the right to enforce the terms of this Section to their fullest extent.

4.5                                 Dealing with Members.  The fact that a Member, an Affiliate of a Member, or any officer, director, employee, partner, consultant or agent of a Member, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service, or any Person from or to whom the Company may buy or sell any assets or property or have other business dealings, shall not prohibit the Company from employing such Person or from dealing or transacting business with such Person on market terms, and neither the Company nor any of the other Members shall have any right in or to any income or profits derived therefrom by reason of this Agreement.  The foregoing is not intended to modify the restrictions on the authority of any Member under Section 3.2(d).

4.6                                 Use of Company Property.  No Member shall make use of the funds or property of the Company, or assign its rights to specific Company property, other than for the business or benefit of the Company.  Employees of the Members shall have the right to stay at the Property without charge to the extent that such stay is related to the Company’s business. Title to the Company Assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company Assets or any portion thereof.  All Company Assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company Assets is held.

4.7                                 Designation of Tax Matters Member.  Whitehall Street shall act as the “tax matters partner” of the Company, as provided in the regulations pursuant to Section 6231 of the Code.  Each Capital Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval.  To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member (a) if required shall furnish the name, address, profits interest and taxpayer identification number of each Capital Member to the IRS and (b) shall inform each Capital Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes and shall provide each Capital Member the opportunity to participate in such proceedings at such Capital Member’s sole expense.  Each Capital Member hereby reserves all rights under applicable law, including the right to retain independent counsel of its choice at its expense.

4.8                                 GKH and GHGP Rights Upon Default.  Upon the occurrence of a Event of Default:

(a)                                  The Whitehall Group may deliver to GKH a notice, describing the nature of the Event of Default (such notice, a “Default Notice”).

(b)                                 If the Default Notice alleges the occurrence of any Event of Default of the type described in clauses (3), (4) or (5) of the definition of “Event of Default” (even if any other type of Event of Default is also alleged), then the removal of GKH as Managing Member and termination of GHGP’s rights to assume, take or consent to any action or decision by the Company, along with any other remedies the Whitehall Group chooses to exercise pursuant to Section 4.9, will be effective automatically and immediately upon delivery.

(c)                                  If the Default Notice alleges only the occurrence of an Event of Default of the type described in clauses (1) or (2) of the definition of “Event of Default” (after the expiration without cure of any cure period provided in clauses (1) or (2)) then, unless either an arbitration award or judicial determination (whether or not the Managing Members, the Company or the Whitehall Group is a party to the proceeding giving rise to the award or determination) has already been issued confirming the occurrence of any event that would constitute an Event of Default, or a Gengate Member has acknowledged in writing the existence of facts that are the basis for the Default Notice (in either which event, no contest of the Default Notice and its consequences may be made by a Gengate Member),  GKH may, within 10 days after delivery of the Default Notice, contest such allegation by delivering written notice (a “Dispute Notice”) within that 10-day period to the Whitehall Group and submitting the matter to arbitration in accordance with the provisions of Section 12.8.  The only issue that may be determined by an arbitration commenced in response to a Default Notice is whether an Event of Default of the type described in clauses (1) or (2) of the definition of “Event of Default” existed on or after the date that Default Notice was delivered.

(d)                                 If GKH fails to give a Dispute Notice within that 10-day period, then (A) it will be automatically and conclusively deemed that the allegations in the Default Notice are true, (B) GKH will automatically be removed as a Managing Member effective on the last day of that 10-day period and (C) the Whitehall Group may exercise all of its rights hereunder, including, but not limited to, those specified in Section 4.9.

(e)                                  If GKH timely delivers a Dispute Notice and submits the matter to arbitration, and the arbitration panel determines that one or more of the events described in the Default Notice did occur, or otherwise determines that an Event of Default has occurred, then (A) GKH will automatically be removed as the Non-Managing Member effective on the day the arbitration panel issues its determination and (B) the Managing Member may exercise all of its rights hereunder, including, but not limited to, those specified in Section 4.9.

(f)                                    Pending the determination of the arbitration panel, GKH and GHGP will remain Members and GKH will continue to be a Managing Member and GHGP will continue to have Administrative Rights and the Whitehall Group may not exercise any rights or remedies in respect of the Event of Default that is the subject of the Dispute Notice.

(g)                                 If the arbitration panel determines that none of the events described in the Default Notice occurred and that no other Event of Default has occurred, then (A) GKH will not be removed as the Non-Managing Member and (B) the Whitehall Group may not exercise its rights with respect to the Default Notice that gave rise to the arbitration (but the Managing Member will not be precluded from delivering Default Notices upon the occurrence of any other Event Default or from exercising its rights with respect to those Default Notices).

4.9                                 Events of Default.  Notwithstanding anything to the contrary contained in this Agreement but subject to the provisions Section 4.8, at any time from and after the occurrence of an Event of Default:

(a)                                  The Whitehall Group (or any Person or Persons designated by the Whitehall Group) shall have the right to purchase the Interest of the Gengate Members, and each Gengate Member shall be required, and hereby agrees, to sell its Interest to the Whitehall Group (or its designee), in accordance with and subject to the following terms:

(i)                                     Any member of the Whitehall Group may deliver to a Gengate Member a default notice (a “Default Purchase Notice”) describing with reasonable specificity the nature of the Event of Default it caused and stating that the Whitehall Group will exercise its right to purchase the Interest of GHGP and GKH.  A Default Purchase Notice shall also specify a closing date for such purchase and sale, which date shall be not less than twenty (20) nor more than one hundred twenty (120) days after the date of delivery of such Default Purchase Notice.  Failure by a member of the Whitehall Group to deliver a Default Purchase Notice shall not constitute a waiver of an Event of Default (or any other breach or default).  No Event of Default (or any other breach or default) shall be waived nor shall any duty to be performed be altered or modified except by written instrument signed by the Managing Members.  One or more waivers or failure to give notice of an Event of Default shall not be construed as a waiver of a subsequent or continuing Event of Default.  The Whitehall Group may elect to proceed in any manner permitted in this Agreement (and to pursue any other remedies available at law or in equity) with respect to each Gengate Member regardless of how the Whitehall Group elects to proceed with respect to the other Gengate Member.
(ii)                                  The purchase price for the Interest of any Gengate Member (the “Default Purchase Price”) shall be (x) in the case of purchase by the Whitehall Group upon an Event of Default caused by (A) a breach of this Agreement and/or an event (other than the sale of the Property) that would permit the termination by the Company of the Asset Management Agreement, (B) Bankruptcy of GHGP, GKH or the Asset Manager or (C) gross negligence of GHGP, GKH or the Asset Manager, an amount equal to the cash amount such Gengate Member would have received as a liquidating distribution (excluding any amount, if any, that would have been payable to such Gengate Member as its portion of the Actual Promote) under Article 10 hereof if the Company had sold all of the Company Assets on the date of such purchase by the Whitehall Group (or their designee(s)) for a sales price equal to one hundred percent (100%) of the Appraised Value of the Company Assets (less a reasonable estimate of the costs and expenses, including reasonable and customary brokerage commissions, that would have been incurred by the Company, as seller, in making such sale) and (y) in any other case, an amount equal to the lesser of (a) the Capital Contributions made by such Defaulting Member less distributions previously made to such Defaulting Member and (b) the cash amount such Gengate Member would have received as a liquidating distribution (excluding any amount that would have been payable to such Defaulting Member as its portion of the Actual Promote) under Article 10 hereof if the Company had sold all of the Company Assets on the date of such purchase by the Whitehall Group (or its designee(s)) for a sales price equal to ninety-five percent (95%) of the Appraised Value of the Company Assets (less a reasonable estimate of the costs and expenses, including reasonable and customary brokerage commissions, that would have been incurred by the Company, as seller, in making such sale).  The costs of obtaining any such Appraised Value shall be borne by the Gengate Members and shall be deductible against the Default Purchase Price.  The calculation of the liquidating distribution hereunder for the Default Purchase Price shall be made by the independent certified public accountants who then act as the Company’s auditors.
(iii)                               Upon receipt of the final determination of the Default Purchase Price, the Whitehall Group shall have the right, by notice given within thirty (30) days of being notified of such determination, to revoke the Default Purchase Notice and, in such case, (i) the Whitehall Group shall have no obligation to purchase the Defaulting Member’s Interest and (ii) the Whitehall Group shall reimburse the Gengate Members for their out-of-pocket costs associated with obtaining the Appraised Value.
(iv)                              In the event that the Whitehall Group elects under this Section 4.9(a) to purchase any Gengate Member’s Interest in the Company and, after receipt of the Appraised Value, still wishes, in its discretion, to consummate such purchase, the Default Purchase Price shall be paid to such Gengate Member on the closing of the purchase of such Interest.  Simultaneously with the receipt of the Default Purchase Price, such Gengate Member shall execute and deliver, and, in such event and for such purpose, such Gengate Member hereby irrevocably constitutes and appoints each member of the Whitehall Group (and any of its successors or assigns) as a true and lawful attorney-in-fact to execute and deliver for and on such Gengate Member’s behalf, all documents that may be necessary, in the opinion of counsel for the Whitehall Group, to effect a transfer of such Gengate Member’s entire Interest to the Whitehall Group (or their designee(s)).  The Whitehall Group shall take such Interest of such Gengate Member subject to, and shall assume and agree to pay, such Gengate Member’s share of all liabilities of the Company as of the date of such sale.  Closing costs and all other charges (except for payment of transfer and gains taxes, which shall be payable by such Gengate Member) involved in closing the sale shall be divided pro rata (in accordance with their relative Percentage Interests) between such Gengate Member on the one hand, and the Whitehall Group on the other (except each party shall pay its own attorneys’ fees). Such Gengate Member shall transfer its Interest free and clear of all liens, encumbrances and adverse claims (other than by, through or under the Company).  In the event that such Gengate Member shall have created or suffered any such unauthorized liens, encumbrances or other adverse interest against its Interest or such Gengate Member is a Debtor Member on any Member Loan, the Whitehall Group shall, to the fullest extent permitted by law, be entitled to either an action for specific performance to compel such Gengate Member to have such adverse interests removed and to have such Member Loan repaid in full from the proceeds of the sale of such Interest, in which case the closing date shall be adjourned for such purpose, or to an appropriate offset against the Default Purchase Price.
(v)                                 If the Whitehall Group and any Gengate Member shall be unable to agree earlier to the Appraised Value then the Whitehall Group and such Gengate Member shall each, within five (5) days after the date that is thirty (30) days after the delivery of a Default Purchase Notice (the “Appointment Date”), appoint an Appraiser to determine the Appraised Value of the Company Assets.
(vi)                              For purposes of this Section 4.9(a), (x) “Gengate Member” shall be deemed to include the Gengate Member, together with all Transferees of any portion of the Interest of the Gengate Member held as of the Effective Date and (y) “Interest” shall be deemed to include the Interest of the Defaulting Member and the Interest of any Transferee referred to in preceding clause (x).

(b)                                 In addition to its remedies under Section 4.9(a), if GHGP or GKH is the Defaulting Member, the Whitehall Group may, in its discretion, elect to divest GHGP of its Administrative Rights and/or GKH of it consent rights with respect to Major Decisions, to terminate the Asset Management Agreement and/or to withhold from the Gengate Members any amounts otherwise distributable to either of the Gengate Members on account of or pursuant to 8.1(b)(vi)(a), Section 8.1(b)(vi)(a), 8.1(c)(iv)(a) and Section 8.1(c)(v)(a).  Upon such divestiture, (i) the Whitehall Group shall have the right to assume such Administrative Rights or to designate another Person (which may be an Affiliate of the Whitehall Group) to so assume, in which case, in the Whitehall Group’s discretion, any amounts otherwise distributable to the Gengate Members on account of or pursuant to 8.1(b)(v)(a), Section 8.1(b)(vi)(a), 8.1(c)(iv)(a) and Section 8.1(c)(v)(a) may instead be distributable to such designee.  This Section 4.9(b) shall not constitute a waiver of, or exculpation from, claims by, or indemnification from, the Company with respect to any matter arising prior to the divestiture of GHGP Administrative Rights or termination of the Asset Management Agreement.

(c)                                  Notwithstanding anything to the contrary herein, none of the rights and remedies granted to any members of the Whitehall Group in this Section 4.9 shall be deemed an exclusive remedy of the members of the Whitehall Group or their Affiliates, but shall be in addition to all other rights and remedies available to any of them whether under the terms of this Agreement (including, without limitation, Section 8.1(d)), at law, in equity or otherwise.

(d)                                 Each of GHGP and GKH hereby grants to the Whitehall Group a first priority, perfected security interest (within the meaning of the Uniform Commercial Code in effect in the State of Delaware) in its respective Interest as security for its obligation, under the terms and conditions specified in this Section 4.9, to Transfer its Interest to the Whitehall Group (or its designee).  If GHGP and GKH defaults with respect to such Transfer obligation, the Whitehall Group shall have the right to exercise all of the rights and remedies of a secured party under the applicable law, with respect to GHGP’s and GKH’s.  Each of GHGP and GKH hereby authorizes the Whitehall Group to take, and agrees to take within five (5) days after any request by the Whitehall Group, all actions as the Whitehall Group may be reasonably necessary as determined by the Whitehall Group to ensure that the Whitehall Group can perfect and realize on such security interest, including the execution, delivery and filing of financing statements or similar instruments. This Agreement is intended to constitute a security agreement within the meaning of the Uniform Commercial Code in effect in the State of Delaware.  Nothing in this Section 4.9(f) shall be deemed to limit or override (prior to the occurrence of an Event of Default) any Transfer rights granted to the principals of GHGP or GKH pursuant to Section 9.1(b) or Section 9.1(c) or any other right of GHGP or GKH in respect of its Interest pursuant to this Agreement.

4.10                           Development Management Fee. Asset Manager or its designee shall be paid an administration/development management fee (“Development Management Fee”) in an amount equal to, with respect to the Capital Improvement Program, four percent (4%) of the aggregate hard and soft costs of such renovation (exclusive of land costs). The Development Management Fee shall be paid monthly in arrears in twelve (12) equal installments on the tenth (10th) Business Day of each following month during the time in which the Property is undergoing renovations contemplated by the Capital Improvement Program (based on the budgeted project cost, with a reconciliation on completion).

4.11                           Marketing Rights of MLPC.  So long as MLPC is a member of the Company, MLPC, or its designee, shall have those certain marketing rights set forth on Schedule 4.11 attached hereto, subject to the rights of Property Manager under the Property Management Agreement.

4.12                           Residential Unit Sales Fee.  Upon the closing of the sale of a dwelling unit and/or residential unit by the Company or one of its Subsidiaries to any Third Party Purchaser, the Company shall pay Asset Manager or its designee a dwelling unit/residential unit sales fee equal to one percent (1%) of sales price paid by the purchaser.

4.13                           Sponsor Residential Space.  GKH and its principals shall be permitted to acquire up to 3,000 square feet of the residential space located on the Property at a per square foot price equal to (i) the aggregate amount of Capital Contributions plus the aggregate amount of outstanding Property Debt divided by (ii) the total number of square feet of saleable residential space on the Property (the “Residential Purchase Price”); provided, that GKH and its principals shall not sell any residential space they acquire without the prior written consent of Whitehall Street or Whitehall Employee Fund, for at least five (5) years following the purchase of such residential space.  Upon the earlier of the sale of the Property, the sale or transfer of GKH’s or the Whitehall Group’s entire Interest in the Company or the liquidation of the Company, an amount equal to (i) the total square feet of residential space purchased by GKH multiplied by (ii) difference of the average per square foot sales price of the residential space (net of customary sales commissions and closing to the extent Company does not have to pay same) over the Residential Purchase Price (the “Residential Liquidation Value”) shall be deducted from GKH’s Capital Account, or in the event that GKH’s Capital Account is less than the Residential Liquidation Value, any excess Residential Liquidation Value remaining after deducting the GKH’s Capital Account shall be deducted from distributions of profit that would otherwise be given to GKH and GHGP by the Company pursuant to Section 8.1.  Notwithstanding the foregoing, in the event that all the Capital Contributions made by the Whitehall Group are not returned to the Whitehall Group after such sale, transfer or liquidation taking into account the adjustment of GKH’s and GHGP’s Capital Account and profit distributions pursuant to the preceding sentence, instead of taking the actions set forth in the preceding sentence, GKH or its affiliates shall either (i) relinquish the residential space they acquired and sell it at market rate or (ii) directly reimburse the Whitehall Group for its unreturned capital contributions up to the amount equal to the Residential Liquidation Value.

4.14                           Square Footage Calculations.  For purposes of this Agreement, all square footage calculations shall be made utilizing the Building Owners and Managers Association “Standard Method for Measuring Floor Area.”

ARTICLE 5

BOOKS AND RECORDS; REPORTS

5.1                                 Books and Records.  At all times during the continuance of the Company, GHGP shall keep or cause to be kept true and complete books and records of the Company in which shall be entered fully and accurately each transaction of the Company.  Such books and records shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all transactions of the Company in accordance with generally accepted accounting principles.  The books and records shall reflect that for the Fiscal Year ending December 31, 2006, MLPC became a member on the Effective Date.

5.2                                 Availability of Books and Records; Return of Books and Records.  All of the books and records referred to in Section 5.1 (which shall include an executed copy of this Agreement and the Certificate, and any amendments thereto), shall at all times be maintained at the principal office of the Company or such other location as the Managing Members shall reasonably approve (which other location, upon such approval, shall be communicated to all of the Members), and upon reasonable notice to GHGP, shall be open to the inspection and examination of the Members or their representatives during reasonable business hours.  If GHGP has been divested of its Administrative Rights pursuant to Section 4.9(b) or has voluntarily ceased to manage or administer the day-to-day business of the Company as contemplated by Section 3.1, Section 3.2 and Section 4.1 (or if GHGP shall no longer be a Member), GHGP shall deliver immediately to Whitehall Street or Whitehall Employee Fund or to such Person as may be designated in writing by Whitehall Street or Whitehall Employee Fund) copies of all documents, files, books, papers, computer files, records and accounts relating to the Property, the Company Assets or the Company that are in the possession of GHGP, GKH or any of its Affiliates.

5.3                                 Reports and Statements; Annual Budgets and Business Plans.

(a)                                  For each Fiscal Year, GHGP shall send to each Person who was a Capital Member at any time during such Fiscal Year, by no later than February 28 of the succeeding Fiscal Year, an annual report of the Company including an annual balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members all as prepared in accordance with generally accepted accounting principles consistently applied (as modified by the Uniform System of Accounts) and audited by the Company’s independent public accountants, which initially shall be PricewaterhouseCoopers or another nationally recognized accounting firm (as the Whitehall Group shall decide), and a statement showing allocations to the Members of taxable income, gains, losses, deductions and credits, as prepared by such accountants (it being acknowledged that GHGP’s obligations hereunder are not to guaranty timely delivery of audits, tax returns or similar third-party work product, and the failure of the auditor or another third party to make such delivery shall not itself constitute Event of Default hereunder on the part of GHGP).  For each quarter of each Fiscal Year, GHGP shall send to each Person that was a Member at any time during such quarter, within forty-five (45) days after the end of such quarter, (i) quarterly financial statements of the Company, including a quarterly balance sheet, profit and loss statement and a statement of changes in financial position, and a statement showing distributions to the Members, all as prepared in accordance with generally accepted accounting principles consistently applied (as modified by the Uniform System of Accounts) and (ii) such tax estimates as any such Member shall reasonably request.  In addition, GHGP shall send to each Member (i) within thirty (30) days after the end of each month of each Fiscal Year a monthly report setting forth such financial and operating information of the Company on a cash basis, in form and substance approved by the Managing Members and GKH (acting reasonably) after the Effective Date, (ii) by no later than February 28 of each Fiscal Year, completed IRS Schedules K-1 prepared by the Company’s accountants and (iii) such other information concerning the Company and reasonably requested by any Member as is necessary for the preparation of each Member’s federal, state and local income or other tax returns (it being acknowledged that GHGP’s obligations hereunder are not to guaranty timely delivery of audits, tax returns or similar third-party work product, and the failure of the auditor or another third party to make such delivery shall not itself constitute Event of Default hereunder on the part of GHGP.  GHGP shall prepare and deliver timely to the lender under any Loan Agreement or other loan documents to which the Company is a party all reports and statements required by such lender.

(b)                                 Not later than (i) November 1, 2006, GHGP shall prepare or cause to be prepared for the Capital Members’ review an Annual Budget with respect to the Budget Year commencing on January 1, 2007, and (ii) November 1 of the prior Budget Year with respect to each subsequent Budget Year, GHGP shall prepare or cause to be prepared for the Managing Members’ review for the Budget Year in question, an Annual Budget for the Company and a proposed Business Plan.  Not later than thirty (30) days after receipt by the Managing Members of an Annual Budget, proposed Business Plan or a proposed update to the foregoing (or such longer period as the Whitehall Group may request on notice to GHGP), either Whitehall Street or Whitehall Employee Fund may deliver a notice (an “Objection Notice”) to GHGP stating that such Managing Member objects to any information contained in or omitted from such Annual Budget, proposed Business Plan or update and setting forth the nature of such objections.  With respect to all or any portion of such Annual Budget, proposed Business Plan or update as to which no Objection Notice is delivered prior to such thirtieth (30th) day (or such longer period as the Whitehall Group may have requested), the Annual Budget, proposed Business Plan or update, or the applicable portion thereof, will be deemed to have been accepted and consented to in accordance with Section 3.2(d)(4) or (5).  If the Objection Notice is timely delivered, GHGP shall modify the Annual Budget, proposed Business Plan or update, in accordance with any of the Managing Members’ objections, and shall resubmit the same to the Managing Members for the Managing Members’ approval within fifteen (15) days thereafter, and any of the Managing Members may deliver further Objection Notices (if any) within fifteen (15) days thereafter (in which event, the re-submission and review process described above in this sentence shall continue until the Annual Budget, proposed Business Plan or update in question is accepted and consented to by the Managing Members or deemed to be so accepted and consented to with Section 3.2(d)(4) or (5)).  As to any portion of an Annual Budget that is the subject of an Objection Notice, the Annual Budget for the immediately preceding Budget Year shall be deemed to control (adjusted upwards by four percent (4%) per each disputed line-item) pending resolution of the disputed items in accordance with Section 3.2(d)(4) or (5) and this Section 5.3(b).

5.4                                 Accounting Expenses.  All out-of-pocket expenses payable to Persons, including the Property Manager pursuant to the Property Management Agreement, the Asset Manager pursuant to the Asset Management Agreement or GHGP in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal, state and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business to the extent set forth in an Approved Budget.

5.5                                 Bank Account.  To the extent that the Company does not request the Asset Manager to do so, GHGP shall, as soon as reasonably practicable, establish and maintain segregated bank accounts in the Company’s name and for the Company’s business, which accounts shall, to the extent reasonably practicable, be interest-bearing.  The signature of an authorized representative of Whitehall Street shall be required for any withdrawal or check, other than payments made in accordance with an Approved Budget, in excess of $25,000 (or upon notice to GHGP, such greater amount as either Whitehall Street or

Whitehall Employee Fund may from time to time determine).  Withdrawals or checks not in excess of $25,000 (or upon notice to GHGP, such greater amounts as Whitehall Street or Whitehall Employee Fund may from time to time determine) and withdrawals or checks made in accordance with an Approved Budget may be made by an authorized representative of GHGP to the extent that GHGP is permitted hereunder to incur the expense or other liability paid or discharged with the proceeds of such withdrawal or check without the prior consent or approval of Whitehall Street or Whitehall Employee Fund.  Any account that GHGP establishes must at all times have at least one officer of Whitehall Street or Whitehall Employee Fund acting as an authorized signatory for the account and shall allow for such authorized signatory to withdraw money from the Accounts without the consent of GHGP. GHGP will not open any other bank accounts to hold or receive funds belonging to the Company or any Subsidiary.

5.6                                 COGNOS Database.  GHGP understands that the Whitehall Group have developed a database for monitoring investments called “COGNOS” and hereby agrees to cooperate with the Whitehall Group in providing the data required for such database.

5.7                                 Reportable Transactions.  Each Member agrees to notify the Company in writing if (a) it intends to treat any of the transactions described in or contemplated by this Agreement as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (b) it is classified as an individual or corporation for U.S. federal income tax purposes.

ARTICLE 6

CAPITAL CONTRIBUTIONS, LOANS AND LIABILITIES

6.1                                 Initial Capital Contributions and Initial Capital Accounts of the Members.

(a)                                  As of the Effective Date, the Members have funded Capital Contributions in the amounts set forth in Schedule 6.1 hereto.  The Members recognize that, at the Effective Date MLPC is deemed to have contributed $7,500,000 as a Capital Contribution; of that amount, $4,090,909 has been contributed by MLPC in lieu of later Additional Capital Contributions pursuant to Mandatory Capital Calls, as contemplated by the last sentence of Section 6.2.  The MLPC Advance Capital Amount shall be invested by the Company as directed by MLPC in its discretion from time to time.

(b)                                 As of the Effective Date, the Members shall have the initial Percentage Interests as set forth below:

Member	Percentage Interest
Whitehall Street	40.4234%
Whitehall Employee Fund	10.6480%
GKH	27.5000%
GHGP	0.0000%
MLPC	21.4286%
Total	100.0000%

6.2                                 Capital Calls.  Any Managing Member may, at any time or times, require all Capital Members, and all Capital Members hereby agree, to make additional cash capital contributions (“Additional Capital Contributions”) in an amount up to the Mandatory Capital Call Threshold (for the avoidance of doubt any funds necessary in excess of the Mandatory Capital Call Threshold may be the subject of a Discretionary Capital Call pursuant the immediately following sentence) to the Company that (i) any Managing Member determines is necessary to fund the costs and expenses of the Capital Improvement Program including costs with respect thereto that are in excess of the Capital Improvement Budget, (ii) any Managing Member determines is necessary to reimburse Whitehall Group for any amounts paid by the Whitehall Group or its Affiliates pursuant to any Loan Guaranty, including the Improvement Letter of Credit Reimbursement Agreement and/or (iii) any Managing Member determines is necessary to fund any Necessary Expenditure (Capital Calls pursuant to clauses (i), (ii) and (iii) referred to herein as “Mandatory Capital Calls”). In addition, any Managing Member may, with the approval of all of the other Members, at any time or times, require all Capital Members, and all Capital Members hereby agree, to make Additional Capital Contributions to the Company in excess of the Mandatory Capital Call Threshold that (A) such Managing Member determines are necessary to fund the costs and expenses of the Capital Improvement Program including costs with respect thereto that are in excess of the Capital Improvement Budget, (B) any Managing Member determines is necessary to reimburse Whitehall Group for any amounts paid by the Whitehall Group or its Affiliates pursuant to any Loan Guaranty, including the Improvement Letter of Credit Reimbursement Agreement and/or (C) such Managing Member determines is necessary to fund any Necessary Expenditure, and (D) such Managing Member determines is otherwise necessary to fund expenses or liabilities of the Company (Capital Calls pursuant to clauses (A) through (D) are referred to herein as “Discretionary Capital Calls”).  Any Capital Call (i) shall be made by written notice sent to all of the Capital Members, such written notice shall be any Managing Member acting alone (in the case of a Mandatory Capital Call), or by all of the Managing Members acting together (in the case of Discretionary Capital Call), (ii) shall provide not less than thirty (30) days’ advance notice before the Additional Capital Contributions requested thereby are due and payable, and (iii) shall be apportioned pro rata among the Capital Members in accordance with each Capital Member’s Percentage Interest.  Notwithstanding the foregoing, MLPC shall not be subject to a Mandatory Capital Call until such time as a total of $27,500,000 has been contributed by the other Members ($35,000,000 less MLPC’s capital contribution of $7,500,000).

(a)                                  If any Capital Member (or an Affiliate thereof) agrees to provide a Loan Guaranty, any reimbursement the Company shall disburse to such Capital Member shall include interest at a rate of fifteen percent (15%) per annum from the date such amounts are funded.

(b)                                 If one or more of the Managing Members makes a Capital Call in accordance with Section 6.2(a), and any Capital Member fails to make the capital contributions required to be made pursuant to such Capital Call, then (i) such Managing Member may elect to rescind such Capital Call by delivering notice of the election within sixty (60) days after such Capital Call was made (in which event any amounts funded by the Capital Members will be refunded to them and will not be deemed to be Capital Contributions) and (ii) failing such election by Whitehall Street or Whitehall Employee Fund within such sixty day (60) period, each of the other Capital Members may elect either to fund all or some of the Failed Contribution and to proceed in the manner described in Section 6.3 or not to fund any portion of the Failed Contribution.  If none of the Capital Members elect to fund any portion of the Failed Contribution pursuant to Section 6.3, then the entire amounts funded by such other Capital Members shall be treated as a Capital Contribution and the Non-Contributing Member will be deemed to have a Failed Contribution equal to the total amount of Capital Contributions funded by such other Capital Members pursuant to such Capital Call multiplied by the Percentage Interest of such Non-Contributing Member immediately prior to such Capital Call, the other Capital Members will be treated as having funded such Failed Contribution proportionately (based on their relative Percentage Interests), and the consequences described in Section 6.3 below shall apply. Alternatively, if the other Capital Members so elect unanimously, they may treat (i) the entire amount funded by such other Capital Members with respect to such Capital Call as a loan (a “Company Loan”) by such other Capital Members to the Company, which Company Loan shall (i) be senior in priority of payment to any amounts otherwise distributable to the Capital Members hereunder and (ii) bear interest at the Default Rate.  Any payments made by the

Company on such Company Loan shall be applied first to interest and then to principal and shall not be deemed distributions from the Company to the Contributing Member nor affect the Capital Accounts of the Capital Members.  A Contributing Member may, at any time prior to full repayment of such Company Loan, elect, in its discretion, to terminate such Company Loan and have (x) the entire outstanding principal and accrued and unpaid interest (as of the date of such termination) be treated as a Capital Contribution made by such Contributing Member on the date of such termination, (y) the Non-Contributing Member’s Percentage Interest diluted as set forth in Section 6.4, with the portion of the outstanding principal and accrued and unpaid interest (as of the date of such termination) attributable to the amount funded by the Contributing Member on behalf of the Non-Contributing Member in connection with such Capital Call deemed to be and treated as the amount of the Funded Portion and (z) the Capital Accounts of the Contributing Member and the Non-Contributing Member adjusted accordingly.  At any time, the Company may tender full payment of a Company Loan to a Contributing Member and such Contributing Member may either accept such payment or elect to proceed pursuant to the immediately preceding sentence.

(c)                                  If at any time after the Effective Date the Members enter into any agreement concerning contributions to the capital of the Company, MLPC Parent will execute such agreement along with MLPC in order to evidence its agreement to take such actions as are necessary to cause MLPC to comply with the terms of such agreement.

(d)                                 To the extent MLPC chooses to make any Additional Capital Contribution pursuant to a Discretionary Capital Call, MLPC may, in its discretion direct the Company to apply any MLPC Preferred Return due but not yet paid by the Company under Section 8.1 (“Unpaid Preferred Return Amount”) as such Additional Capital Contribution.  If the Unpaid Preferred Return Amount is less than the amount of Additional Capital Contribution to be made by MLPC, and MLPC elects to contribute money to make up such shortfall, then MLPC shall pay the balance of such Additional Capital Contribution that it elects to contribute as and when required by this Section 6.2.  If the Unpaid Preferred Return Amount is greater than the amount of Additional Capital Contribution to be made by MLPC, then that portion of the Unpaid Preferred Return Amount which equals the Additional Capital Contribution amount shall be applied by the Company as such Additional Capital Contribution and the excess of the Unpaid Preferred Return Amount over the Additional Capital Contribution amount shall be distributed as provided in Section 8.1.  Nothing in this Section 6.2(e) is intended to modify any other provision of this Agreement relating to a failure of MLPC to fund an Additional Capital Contribution pursuant to a Discretionary Capital Call.

(e)                                  To the extent any Member, or its Affiliate, makes a payment pursuant to a guaranty entered into between such Member, or its Affiliate, and any Lender, for breaches of an environmental indemnity in favor of such Lender (“Environmental Guaranty Payment”), an amount equal to the Environmental Guaranty Payment shall be treated as a Capital Contribution hereunder and such Member’s Capital Account shall be credited accordingly; provided, however, that if such Member, or its Affiliate, is reimbursed by the other Members pursuant to a contribution agreement, or other obligation to reimburse such Member, or its Affiliate (“Reimbursed Member”), the Reimbursed Member’s Capital Account shall only be increased for the amount of the Environmental Guaranty Payment that is not reimbursed, and such reimbursing Members’ Capital Accounts shall be adjusted to the extent such Member has reimbursed the Reimbursed Member.

6.3                                 Failure to Fund Capital Contributions.  If any Capital Member shall fail to make a capital contribution required pursuant to a Capital Call in the amount and within the time periods specified therein (such Capital Member herein referred to as a “Non-Contributing Member”), the Managing Members shall give notice of such failure to all other Capital Members and the amount of the capital contribution not funded by the Non-Contributing Member (such amount is herein referred to as the

“Failed Contribution”) and, within two (2) Business Days after receiving notice of such failure, any Capital Member or Capital Members that is or are not in default with respect to the Failed Contribution or any contribution required to be made in connection with such Capital Call may fund all or part of such Failed Contribution (each such funding Capital Member is hereinafter referred to as a “Contributing Member”).  If more than one Capital Member desires to be a Contributing Member, each such Capital Member shall have the right to fund a portion of such Failed Contribution pro rata in proportion to the relative Percentage Interests of such Contributing Members. At any time after funding all or part of a Failed Contribution, the Contributing Members may elect to treat the entire amount as one of the following (and if there is more than one Contributing Member, each such Contributing Member may separately make its own election);

(a)                                  A Contributing Member may at any time (even after first electing to proceed under paragraph (b) or paragraph (c) below) elect to treat the portion (the “Funded Portion”) of the Failed Contribution funded by such Contributing Member as a Capital Contribution by such Contributing Member with the dilution of the Non-Contributing Member provided for in Section 6.4 below.

(b)                                 A Contributing Member may elect to treat the Funded Portion as a loan (a “Member Loan”) by such Contributing Member to the Non-Contributing Member, which Member Loan shall be treated as (i) a demand loan made by the Contributing Member to the Non-Contributing Member (bearing interest at the Default Rate) followed by (ii) a capital contribution by such Non-Contributing Member to the Company.  Any such Member Loan (to the extent of unpaid principal and interest) shall be recourse only to the Non-Contributing Member’s Interest and shall be repaid directly by the Company on behalf of the Non-Contributing Member (A) from any amounts that would otherwise be distributable to the Non-Contributing Member pursuant to Section 8.1 or Section 10.3 hereof and (B) the proceeds of any sale of the Non Contributing Member’s Interest made pursuant to the terms hereof, prior to such Non-Contributing Member receiving any distributions from the Company or any such proceeds.  Any Available Cash Flow, Available Capital Event Proceeds or proceeds of liquidation used to repay such Member Loan shall be applied first to interest and then to principal and shall not be deemed distributions from the Company to the Contributing Member nor affect the Capital Account of the Contributing Member. A Contributing Member may, at any time prior to full repayment of such Member Loan, elect, in its discretion, to terminate such Member Loan and have (x) the entire outstanding principal and accrued and unpaid interest (as of the date of such termination) be treated as a Capital Contribution made by such Contributing Member on the date of such termination, (y) the Non-Contributing Member’s Percentage Interest diluted as set forth in Section 6.4, with the entire outstanding principal and accrued and unpaid interest (as of the date of such termination) deemed to be and treated as the amount of the Funded Portion and (z) the Capital Accounts of the Contributing and Non-Contributing Members adjusted accordingly.  At any time, a Non-Contributing Member may tender full payment of a Member Loan to a Contributing Member and such Contributing Member may either accept such payment or elect to proceed pursuant to the immediately preceding sentence.  Each Member Loan shall be evidenced by a promissory note.

(c)                                  A Contributing Member may elect to treat the entire amount funded by such Capital Member with respect to the Capital Call relating to the Failed Contribution (i.e., both the Funded Portion and the amounts attributable to the Contributing Member’s pro rata share of such Capital Call) as a Company Loan by such Contributing Member to the Company, which Company Loan shall (i) be senior in priority of payment to any amounts otherwise distributable to the Members hereunder and (ii) bear interest at the Default Rate.  Any payments made by the Company on such Company Loan shall be applied first to interest and then to principal and shall not be deemed distributions from the Company to the Contributing Member nor affect the Capital Accounts of the Capital Member.  A Contributing Member may, at any time prior to full repayment of such Company Loan, elect, in its discretion, to terminate such Company Loan and have (x) the entire outstanding principal and accrued and unpaid interest (as of the date of such termination) be treated as a Capital Contribution made by such

Contributing Member on the date of such termination, (y) the Non-Contributing Member’s Percentage Interest diluted as set forth in Section 6.4, with the portion of the outstanding principal and accrued and unpaid interest (as of the date of such termination) attributable to the amount funded by the Contributing Member on behalf of the Non-Contributing Member in connection with such Capital Call deemed to be and treated as the amount of the Funded Portion and (z) the Capital Accounts of the Contributing and Non-Contributing Member’s adjusted accordingly.  At any time, the Company may tender full payment of a Company Loan to a Contributing Member and such Contributing Member may either accept such payment or elect to proceed pursuant to the immediately preceding sentence.

6.4                                 Dilution for Failure to Fund Capital Calls.  If one or more Contributing Members elects to treat the Funded Portion funded by such Contributing Member as a Capital Contribution, the Percentage Interest of each such Contributing Member shall automatically be increased effective on the date of such election by a percentage equal to the quotient (rounded up to the nearest one hundredth of one percent) obtained when (x) the product of the Applicable Dilution Factor multiplied by the Funded Portion funded by such Contributing Member is divided by (y) the excess, if any, of (i) the sum of all Members’ Capital Contributions as of such date (including the Funded Portions) over (ii) the amount of all distributions (not in excess of the Capital Contributions funded as of such date) made pursuant to Section 8.1(b) or Section 8.1(c), (it being agreed and understood that the number specified in this clause (y) shall not be less than zero (0)).  The Percentage Interest of the Non-Contributing Member shall automatically be decreased effective on the date of such election by the aggregate amount of the increase in the Percentage Interests of all Contributing Members as a result of the failure of the Non-Contributing Member to fund the applicable Additional Capital Contribution.  After determining the adjusted Percentage Interests, each Member shall be deemed, as of any date, solely for purposes of further calculations and adjustments of each Member’s Percentage Interest, to have made a Capital Contribution equal to such Member’s adjusted Percentage Interest multiplied by the total Capital Contributions made by all Members as of such date (such deemed contribution being referred to as the “Adjusted Contribution”).  The Capital Account of each Member shall be adjusted accordingly and any subsequent adjustments to Percentage Interests pursuant to this Section 6.4 shall take into account such previous adjustments.  Schedule 6.4 attached hereto illustrates the manner in which the parties intend the dilution formula set forth in this Section 6.4 to be calculated.

6.5                                 Capital of the Company.  No Member shall be entitled to withdraw or receive any interest or (except as otherwise expressly provided herein) other return on, or return of, all or any part of its Capital Contribution, or to receive any Company property (other than cash) in return for its Capital Contribution.

6.6                                 Limited Liability of Members.  Except as provided in the Act, no Member shall be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company solely by reason of being a Member.  Except as provided in the Act, the liability of each Member shall be limited solely to the amount of its Capital Contribution; provided, however, that after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution, but only to the extent required hereby or by the Act.  Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the company solely by reason of being a Member of the Company.

6.7                                 Dilution of MLPC.  Notwithstanding anything to the contrary herein, if MLPC’s Percentage Interest would otherwise be diluted or reduced in accordance with Section 6.4 below ten percent (10%) as a result of MLPC’s failure to fund an Additional Capital Contribution or a Mandatory Capital Call, then the Contributing Members in such instance may elect to treat the Funded Portion funded by such Contributing Members as a Capital Contribution only to the extent that such treatment does not result in MLPC’s Percentage Interest being diluted or reduced below ten percent (10%) pursuant to Section 6.4.  The amount of such Funded Portion not treated as a Capital Contribution shall be treated by each of the Contributing Members as a Member Loan, with the terms set forth in Section 6.3(b) and with the addition that each of the Member Loans shall also be repaid directly by the Company on behalf of MLPC as the Non-Contributing Member from any amounts that would otherwise be payable to MLPC (it being agreed that no such repayment shall be made prior to, and any such payment shall be subordinate to, (i) payment of the $2,500,000 “[*] Payment” due under Section 3 of the MLPC Lease Tract Purchase Agreement, (ii) payment of the $6,000,000 “Minimum Return” due under Section 2(a) of the [*] Sale and Purchase Agreement to be entered into pursuant to the [*] Agreement, and (iii) payment of the $2,000,000 “[*] Payment” due under Section 2(a) of the “[*] Sale and Purchase Agreement to be entered into pursuant to the “[*] Agreement).

ARTICLE 7

CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS

7.1                                 Capital Accounts.

(a)                                  The Company shall maintain a Capital Account for each Member in accordance with federal income tax accounting principles.  Each Member’s Capital Account as of the Effective Date will be equal to the initial Capital Contribution made by such Member pursuant to Section 6.1.

(b)                                 The Capital Account of each Member shall be increased by (i) the amount of any cash and the agreed Book Value of any property (net of liabilities encumbering such property) as of the date of contribution of any property subsequently contributed as a Capital Contribution to the capital of the Company by such Member, (ii) the amount of any Profits allocated to such Member and (iii) such Member’s pro rata share (determined in the same manner as such Member’s share of Profits pursuant to Section 7.2) of income of the Company that is exempt from tax.  The Capital Account of each Member shall be decreased by (i) the amount of any Losses allocated to such Member, (ii) the amount of distributions to such Member and (iii) such Member’s pro rata share (determined in the same manner as such Member’s share of Losses pursuant to Section 7.2) of any other expenditures of the Company that are not deductible in computing Company Profits or Losses and which are not chargeable to capital account.  In all respects, the Members’ Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be adjusted upon the occurrence of certain events as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(c)                                  A transferee of all (or a portion) of an Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interest.

7.2                                 Profits and Losses.

(a)                                  The profits and losses of the Company (“Profits” and “Losses”) shall be the net income or net loss (including capital gains and losses), respectively, of the Company determined for each Fiscal Year in accordance with the accounting method followed for federal income tax purposes except that in computing Profits and Losses, all depreciation and cost recovery deductions shall be deemed equal to Depreciation and gains or losses shall be determined by reference to Book Value rather than tax basis.

(b)                                 Whenever a proportionate part of the Profits or Losses is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses or arising from the transactions with respect to which such Profits or Losses were realized shall be credited or charged, as the case may be, to such Member in the same proportion; provided, however, that “recapture income,” if any, shall be allocated to the Members who were allocated the corresponding depreciation deductions.

(c)                                  If any Member transfers all or any part of its Interest during any Fiscal Year, or obtains its Interest during a Fiscal Year, or its Interest is increased or decreased, Profits and Losses attributable to such Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Members, as the case may be, ratably on a daily basis, provided in all events that any such apportionment shall be permissible under the Code and applicable regulations thereunder.

(d)                                 For all purposes, including federal, state and local income tax purposes, Profits shall be allocated each year among all the Members as follows:

(i)                                     First, pro rata among all the Members in proportion to the amounts allocated and previously allocated pursuant to Section 7.2(e)(vi) hereof until the amount allocated and previously allocated pursuant to this Section 7.2(d)(i) equals the amount allocated and previously allocated pursuant to Section 7.2(e)(vi) hereof;
(ii)                                  Second, among all the Members in proportion to the amounts distributable and previously distributed pursuant to Section 8.1(b)(i) and Section 8.1(c)(i) hereof other than as a return of capital (including amounts that would be distributable (x) on a sale or other disposition of all or substantially all of the Company Assets, notwithstanding that such proceeds will be distributed pursuant to Article 10 hereof or (y) if the Company had adequate cash to fulfill its distribution requirements under Section 8.1(b)(i) and Section 8.1 (c)(i) hereof) until the amount allocated and previously allocated pursuant to this Section 7.2(d)(ii) (and not reversed by Section 7.2(e)(v) hereof) equals such distributed or distributable amounts;
(iii)                               [Intentionally Omitted]
(iv)                              Fourth, among all the Members in proportion to the amounts distributable and previously distributed pursuant to Section 8.1(b)(iii) and Section 8.1(c)(ii) hereof (including amounts that would be distributable (x) on a sale or other disposition of all or substantially all of the Company Assets, notwithstanding that such proceeds will be distributed pursuant to Article 10 hereof or (y) if the Company had adequate cash to fulfill its distribution requirements under Section 8.1(b)(iii) and Section 8.1(c)(ii) hereof) until the amount allocated and previously allocated pursuant to this Section 7.2(d)(iv) (and not reversed by Section 7.2(e)(iii) hereof) equals such distributed or distributable amounts;
(v)                                 Fifth, among all the Members in proportion to the amounts distributable and previously distributed pursuant to Section 8.1(b)(iv) and Section 8.1(c)(iii) hereof (including amounts that would be distributable (x) on a sale or other disposition of all or substantially all of the Company Assets, notwithstanding that such proceeds will be distributed pursuant to Article 10 hereof or (y) if the Company had adequate cash to fulfill its distribution requirements under Section 8.1(b)(iv) and Section 8.1(c)(iii) hereof).

(e)                                  For all purposes, including federal, state and local income tax purposes, Losses shall be allocated each year among all the Members as follows:

(i)                                     First, pro rata among all the Members in proportion to the amounts allocated and previously allocated pursuant to Section 7.2(d)(vi) hereof until the amount allocated and previously allocated pursuant to this Section 7.2(e)(i) equals the amounts allocated and previously allocated pursuant to Section 7.2(d)(vi) hereof;
(ii)                                  Second, pro rata among all the Members in proportion to the amounts allocated and previously allocated pursuant to Section 7.2(d)(v) hereof until the amount allocated and previously allocated pursuant to this Section 7.2(e)(ii) equals the amounts allocated and previously allocated pursuant to Section 7.2(d)(v) hereof;
(iii)                               Third, pro rata among all the Members in proportion to the amounts allocated and previously allocated pursuant to Section 7.2(d)(iv) hereof until the amount allocated and previously allocated pursuant to this Section 7.2(e)(iii) equals the amounts allocated and previously allocated pursuant to Section 7.2(d)(iv) hereof;
(iv)                              Third, pro rata among all the Members in proportion to the amounts allocated and previously allocated pursuant to Section 7.2(d)(iii) hereof until the amount allocated and previously allocated pursuant to this Section 7.2(e)(iv) equals the amounts allocated and previously allocated pursuant to Section 7.2(d)(iii) hereof;
(v)                                 Fourth, pro rata among all the Members in proportion to the amounts allocated and previously allocated pursuant to Section 7.2(d)(ii) hereof until the amount allocated and previously allocated pursuant to this Section 7.2(e)(v) equals the amounts allocated and previously allocated pursuant to Section 7.2(d)(ii) hereof; and
(vi)                              Thereafter, pro rata among all the Members in proportion to their Percentage Interests.

(f)                                    Notwithstanding Sections 7.2(d) and (e) hereof:

(i)                                     For federal income tax purposes but not for purposes of crediting or charging Capital Accounts, depreciation or gain or loss realized by the Company with respect to any property that was contributed to the Company or that was held by the Company at a time when the Book Value of the Company Assets was adjusted pursuant to the third sentence of Section 7.1(b) shall, in accordance with Section 704(c) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(iv)(d) and (f) and 1.704-3(a)(9), be allocated among the Members in a manner which takes into account the differences between the adjusted basis for federal income tax purposes to the Company of its interest in such property and the fair market value of such interest at the time of its contribution or revaluation.
(ii)                                  If there is a net decrease in the Minimum Gain of the Company during a taxable year (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of such year shall be allocated, prior to any other allocations required under this Article 7, items of gross income for such year (and, if necessary, for subsequent years) in the amount and proportions described in Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(4).
(iii)                               Notwithstanding the allocations provided for in Sections 7.2(d) and (e), no allocation of an item of loss or deduction shall be made to a Member to the extent such allocation would cause or increase a deficit balance in such Member’s Capital Account as of the end of the taxable year to which such allocation relates.  If any Member receives an adjustment, allocation or distribution that causes or increases such a deficit balance, taking into account the rules of Treasury Regulation Sections 1.704-1(b) (2)(ii)(d)(4), (5) and (6), such Member shall be allocated (after taking into account any allocations made pursuant to Section 7.2(f)(ii)) items of income and gain in an amount and manner to eliminate the Member’s Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible.  For purposes of this Section 7.2(f)(iii), there shall be excluded from a Member’s deficit Capital Account balance at the end of a taxable year of the Company (a) such Member’s share, determined in accordance with Section 704(b) of the Code and Treasury Regulation Section 1.704-2(g) of Minimum Gain (provided that in the case of Minimum Gain attributable to Member-Funded Debt, such Minimum Gain shall be allocated to the Member or Members to whom such debt is attributable pursuant to Treasury Regulation Section 1.704-2(i)) and (b) the amount, if any, that such Member is obligated to restore to the Company under Treasury Regulation Section 1.704-1(b)(2)(ii)(c).
(iv)                              Notwithstanding the allocations provided for in subsection (i) of this Section 7.2(f) and Sections 7.2(d) and (e), if there is a net increase in Minimum Gain of the Company during a taxable year of the Company that is attributable to Member-Funded Debt then first Depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Member (and to joint lenders or guarantors in proportion to their relative obligations), provided that the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.
(v)                                 Any special allocation under Sections 7.2(f)(ii) through (iv) shall be taken into account in computing subsequent allocations of Profits and Losses of any item thereof pursuant to this Article 7 so that the net amount of any items so allocated and the Profits, Losses and all items thereof allocated to each Member pursuant to this Article 7 shall, to the extent permissible under Sections 704(b) and 514(c)(9) of the Code and the Treasury Regulations promulgated thereunder, be equal to the net amount that would have been allocated to each Member pursuant to this Article 7 if such special allocation had not occurred.
(vi)                              In the event MLPC receives a distribution pursuant to Section 8.1(a)(vi), income and gain shall be specifically allocated to MLPC in the minimum amount required to cause the cumulative amounts of items of income and gain allocated to MLPC since the date of this Agreement pursuant to this Section 7.2(f)(vi) to equal the cumulative amount of the distribution to MLPC pursuant to Section 8.1(a)(vi).
(vii)                           The Members intend that the allocations provided for in this Article 7 should cause the Capital Account of each Member immediately prior to the liquidation of the Company (after making allocations under this Article 7 for the year of the liquidation) to be equal to the liquidating distributions to be received by such Member pursuant to Section 10.3(3) hereof. If any Member’s Capital Account at such time differs from the liquidating distributions to be received by such Member pursuant to Section 10.3(3) hereof, then notwithstanding the allocation provisions of this Article 7 but subject to the limitations in this Section 7.2(f), the Company shall specially allocate Profits and Losses (including, if necessary, gross items of income and deduction) to the Members in the year of its liquidation as is necessary to cause the Capital Account of each Member to be equal (or, if not possible, as close to equal as possible) to the liquidating distributions to be received by such Member pursuant to Section 10.3(3) hereof.

(g)                                 No Member shall be responsible to restore or repay to the Company or any other Member any deficit in such Member’s Capital Account existing at any time.

ARTICLE 8

APPLICATIONS AND DISTRIBUTIONS OF AVAILABLE CASH

8.1                                 Applications and Distributions.

(a)                                  Distributions of Available Cash Flow and Available Capital Event Proceeds shall be made to the Members by Whitehall Street on behalf of the Company in accordance with Section 8.1(b) and Section 8.1(c) within sixty (60) days after the end of each quarter of each Fiscal Year, subject to the terms of any indebtedness of the Company to the contrary.  Excluding the payments set forth in Sections 8.1(b)(i) and 8.1(c)(i) which such payments shall have priority over the items listed in Sections 8.1(a)(i), (ii), (iii), (iv), (v) and (vi) (“Priority Cash Flow Payments”), no distributions of Available Cash Flow or Available Capital Event Proceeds will be made to any Member until all of the following have occurred:

(i)                                     first, accrued and unpaid interest on the Property Debt has been paid in full;
(ii)                                  second, when the amounts described in clause (i) above are paid in full, (i) any and all outstanding principal on the Property Debt that is due and payable has been paid in full or (ii), if a Capital Event has occurred, the outstanding principal balance of the Property Debt has been paid in full to the extent required by the terms of the Property Debt;
(iii)                               third, when the amounts described in clause (ii) above are paid in full, all other expenses of the Company that are due and payable (whether capital or operating) have been paid in full;
(iv)                              fourth, when the amounts described in clause (iii) above are paid in full, any amounts required by the Management Agreement or any loan agreement to be deposited in a FF&E reserve have been funded;
(v)                                 fifth, when the amounts described in clause (iv) above are paid in full all Company Loans and all interest accrued thereon have been repaid in full; and
(vi)                              sixth, when the amounts described in clause (v) above are paid in full, an amount equal to the MLPC Capital Preferred Return shall be paid to MLPC quarterly, beginning on the first Quarterly Payment Date after the Effective Date.
In the case of clause (v), if there shall be more than one Company Loan outstanding, the Company shall pay the Capital Member with Company Loans outstanding pro rata in proportion to the relative principal amounts of Company Loans (including accrued and unpaid interest) that each such Member has outstanding as a percentage of total outstanding Company Loans made by all Members (first the Company shall pay any accrued interest (at the Default Rate) and then shall pay the principal amount thereof, until all such Members have received the full amount of principal and accrued interest on such Company Loans).

(b)                                 All Available Capital Event Proceeds shall be distributed in the following order of priority (and the calculations described in the following clauses shall be made as of the date of each distribution, on a cumulative basis) after payment of the amounts specified in clauses (i) through (v) of Section 8.1(a):

(i)                                     First, subject to Section 6.2(d), to satisfy any and all accrued “[*] Minimum Return.
(ii)                                  Second, subject to Section 6.2(d), to satisfy any and all accrued MLPC Preferred Returns.
(iii)                               Third, to the Capital Members, pro rata in accordance with their relative Percentage Interests, until each such Capital Member shall have received, taking into account the amount and timing of all prior distributions under this Section 8.1(b)(i) and Section 8.1(c)(i), a cumulative annual preferred return of twelve percent (12%) per annum on such unreturned Capital Member’s Capital Contributions (but not a return of such Capital Contributions).
(iv)                              Fourth, to the Capital Members pro rata in proportion to their relative Percentage Interests, then in effect, until each such Capital Member shall have received  the return of one-hundred percent (100%) of its Capital Contributions).
(v)                                 Fifth, (a) provided that an Event of Default has not occurred, sixty percent (60%) of the remaining Available Capital Event Proceeds to GHGP and (b) the remainder to the Capital Members pro rata in accordance with their relative Percentage Interests until GHGP has received distributions made pursuant to Section 8.1(b) and 8.1(c) equal to 20% of all distributions made to all Members pursuant to Section 8.1(b)(i), (iii), (iv) and Section 8.1(c).
(vi)                              Sixth, (a) provided that an Event of Default has not occurred, twenty percent (20%) of the remaining Available Capital Event Proceeds to GHGP and (b) the remainder to all Capital Members pro rata in accordance with their relative Percentage Interests.

To the extent MLPC has elected pursuant to Section 6.2 to make an Additional Capital Contribution pursuant to a Discretionary Capital Call and on or prior to the date such Additional Capital Contribution is required to be paid to the Company there is any accrued but unpaid distribution under clause (i) or (ii) of this Section 8.1(b), such unpaid distribution amount shall be fully credited toward satisfaction of MLPC’s Additional Capital Contribution (up to the full amount of Additional Capital Contribution due but not previously paid by MLPC).

(c)                                  All Available Cash Flow shall be distributed in the following priority after payment of the amounts specified in clauses (i) through (v) of Section 8.1(a):

(i)                                     First, subject to Section 6.2(d), to satisfy any and all accrued “[*] Minimum Return.
(ii)                                  Second, subject to Section 6.2(d), to satisfy any and all accrued MLPC Preferred Returns.
(iii)                               Third, to the Capital Members, pro rata in accordance with their relative Percentage Interests, until each such Capital Member shall have received, taking into account the amount and timing of all prior distributions under this Section 8.1(c)(i) and Section 8.1(b)(i), a cumulative preferred return of twelve percent (12%) on such unreturned Capital Member’s Capital Contributions (but not a return of such Capital Contributions).

(iv)                              Fourth, (a) provided that an Event of Default has not occurred, sixty percent (60%) of the remaining Available Cash Flow to GHGP and (b) the remainder to the Capital Members pro rata in accordance with their relative Percentage Interests until GHGP has received distributions made pursuant to Section 8.1(b) and 8.1(c) equal to 20% of all distributions made to all Members pursuant to Section 8.1(b)(i), (iii), (iv) and Section 8.1(c).
(v)                                 Fifth, (a) provided that an Event of Default has not occurred, twenty percent (20%) of the remaining Available Cash Flow to GHGP and (b) the remainder to all Capital Members pro rata in accordance with their relative Percentage Interests.

To the extent MLPC has elected pursuant to Section 6.2 to make an Additional Capital Contribution pursuant to a Discretionary Capital Call and on or prior to the date such Additional Capital Contribution is required to be paid to the Company there is any accrued but unpaid distribution under clause (i) or (ii) of this Section 8.1(c), such unpaid distribution amount shall be fully credited toward satisfaction of MLPC’s Additional Capital Contribution (up to the full amount of Additional Capital Contribution due but not previously paid by MLPC).

(d)                                 Notwithstanding the terms of Section 8.1(b) or Section 8.1(c) and subject to Section 4.8, if an Event of Default shall have occurred and is continuing, then, at the election of a Whitehall Street or Whitehall Employee Fund, the amount of Gengate Actual Promote that would otherwise be distributable to the Defaulting Member shall not be distributed to such Defaulting Member but shall be distributed instead to the Members in proportion to their Percentage Interests, and appropriate adjustments shall be made in the allocations to be made pursuant to Article 7; provided, however, that both Whitehall Street and Whitehall Employee Fund shall have the right, in their discretion, to provide for the payment to one or more successor managers or consultants of the Company all or a portion of Company Assets (regardless whether such manager or consultant is a Member and regardless whether such manager or consultant is an Affiliate of a member of the Whitehall Group) or all or a portion of the amounts that would otherwise be distributed to the Gengate Member as its allocable portion of the Gengate Actual Promote had it not been subject to an Event of Default and to the extent permissible under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, appropriate adjustments shall be made in the allocations to be made pursuant to Article 7.

8.2                                 Restoration of Excess Distributions.

(a)                                  If any Gengate Actual Promote payments have previously been made and, subsequently, the cumulative Internal Rate of Return for the Capital Members has been reduced as a result of a Capital Contribution being made pursuant to Section 6.2 or otherwise, then the parties hereto shall make appropriate adjustments to the amounts previously distributed or paid to them (and GHGP shall return all or a portion of the Gengate Actual Promote payments to the Company) to the extent necessary so that the balance of the Gengate Actual Promote payments retained by GHGP (after giving effect to such adjustments) does not exceed the amount GHGP should have received pursuant to Section 8.1(b)(v)(a) and (vi)(a) and 8.1(c)(iv)(a) and (v)(a) if such additional contributions had been taken into account at the time of the previous calculations(s) of the amounts payable to GHGP pursuant to such Sections.  For the avoidance of doubt, the clawback in this Section 8.2(a) is intended to limit GHGP to a total amount of Gengate Actual Promote Payments equal to what GHGP would have been entitled to on a “look back” basis taking into account the amount and timing of each contribution and distribution.

(b)                                 Notwithstanding anything to the contrary set forth herein, if any Gengate Actual Promote payments have previously been made and upon the (i) the direct or indirect sale of the Property, (ii) the sale of the Whitehall Group’s entire Interest in the Company or GKH’s entire  Interest in the Company or (iii) the sale or liquidation of the Company or the Company Assets, the Whitehall Group has not received a cumulative Internal Rate of Return of at least  twelve percent (12%),  GHGP shall return all or a portion of the Gengate Actual Promote payments to the Whitehall Group to the extent necessary to provide the Whitehall Group with a cumulative Internal Rate of Return of twelve percent (12%) taking into account (x) the timing and amount of all Capital Contributions made by, and all the distributions of Available Cash Flow and Available Capital Event Proceeds received, by the Members and (y) the Gengate Actual Promote payments previously received by GHGP and not yet returned to GHGP pursuant to this Section 8.2.

(c)                                  If distribution adjustments are made pursuant to this Section 8.2, then, to the extent permissible under Sections 704(b) and 514(c)(9) of the Code and the Treasury Regulations promulgated thereunder, appropriate adjustments shall be made in the allocations to be made pursuant to Article 7.  Gengate Guarantor has executed this agreement for the purpose of guaranteeing the full payment and performance of any Gengate Member under this Section 8.2.

8.3                                 Repayment of Member Loans.  If any Member shall be a borrower under one or more Member Loans (a “Debtor Member”), then any distributions that would otherwise be payable to such Debtor Member pursuant to Section 8.1 or Section 10.3 shall instead be paid to the Capital Member or Capital Members that made such Member Loans (each, a “Lender Member”) first to pay any accrued interest at the Default Rate and then to pay the principal amount thereof, until such Member Loans (including any accrued and unpaid interest) shall be repaid in full.  In the event there are two or more Lender Members with respect to any Debtor Member, distributions under this Section 8.3 or Section 10.3 shall be made pro rata to each Lender Member in proportion to the relative principal amount of Member Loans (including accrued and unpaid interest) that such Lender Member has outstanding as a percentage of total outstanding Member Loans made to such Debtor Member by all Lender Members.  Any amounts distributed pursuant to this Section 8.3 shall for all other purposes of this Agreement be treated as if distributed to the Debtor Member.

8.4                                 Liquidation.  Subject to Article 10 hereof, in the event of the sale or other disposition of all or substantially all of the Company Assets, the Company shall be dissolved and the proceeds of such sale or other disposition shall be distributed in liquidation as provided in Section 10.3(b), except that to the extent that the Company receives a purchase money note or notes in exchange for all or a portion of such assets, the Company shall continue in existence until such purchase money notes or notes have been paid in full.

8.5                                 Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

8.6                                 Withholding Taxes.  The Company shall be entitled to (i) withhold any taxes that are required to be withheld from distributions made by the Company to any Member and (ii) pay any taxes that it is required to pay with respect to a Member’s allocable share of the taxable income realized by the Company (including, but not limited to, any estimated taxes that the Company is obligated to pay with respect to a Member’s share of the estimated or actual income of the Company).  All amounts withheld or paid by the Company pursuant to the preceding sentence (the “Deemed Distribution”) shall, for purposes of this Agreement, be deemed to have been distributed to the Member in respect of which the tax was withheld or paid.  If, in any Fiscal Year, the Deemed Distributions and actual distributions made by the Company to a Member in such Fiscal Year exceeds the amount that the Company is required to distribute to such Member under Section 8.1 hereof in such Fiscal Year, then such Member shall be required to contribute such excess to the Company within 30 days of the close of the Fiscal Year and the allocations to be made under Article 7 hereof for such Fiscal Year shall be made as if such excess amount had not been distributed to such Member.

8.7                                 Reimbursement.  Notwithstanding the foregoing, if (i) any Capital Member shall from time to time make a payment or incur any cost or expense pursuant to or on account of any Loan Guaranty and (ii) a Capital Member makes a Capital Call pursuant to Section 6.2 regarding such guaranty, then upon receiving the corresponding capital contribution, the Company shall reimburse the Member or Members for any amounts that are funded pursuant to or as a result of such guaranty.

ARTICLE 9

TRANSFER OF COMPANY INTERESTS

9.1                                 Transfers of Interests by Members.

(a)                                  Each Member in the Whitehall Group shall have the right to sell, convey or transfer (i) all or any portion of its Interest to GKH, GHGP or Permitted Gengate Transferees or to MLPC, (ii) all or any portion of its Interest to any Affiliate of any Member in the Whitehall Group without restriction, except as set forth in Sections 9.2, 9.4 and 9.5 (at the time of such Transfer, the term “Whitehall Group” shall include each such assignee) and (iii) all but not a portion of its Interest to any Person other than those listed in clause (i) and clause (ii) above subject, in the case of clause (iii) only, to the right of GKH to reasonably approve the identity of the assignee.  At all times except if a transfer pursuant to clause (i) or (iii) of the immediately preceding sentence has occurred, Whitehall Street, Whitehall Employee Fund or Persons controlled by Whitehall Street or Whitehall Employee Fund (or any successor to all or a substantial portion of the business conducted by Whitehall Street or Whitehall Employee Fund as of the Effective Date) shall, after such Transfer, at all times have control over the business and affairs of the Whitehall Group.

(b)                                 The direct or indirect owners of the Gengate Members shall have only the right to Transfer direct or indirect ownership interests in a Gengate Member only to Permitted Gengate Transferees.

(c)                                  MLPC shall only have the right to Transfer ownership interests in the Company to a Permitted MLPC Transferee.

(d)                                 Except as provided in Sections 3.2(d)(3), 3.6(h), 4.9(a), 9.1(a), 9.1(b), 9.1(c), 9.6, and 9.7, no Member shall engage in or permit a Transfer without the prior consent of all other Members and in strict compliance with the provisions of this Article 9.  Any purported Transfer in violation of this Article 9 shall, to the fullest extent permitted by law, be void and shall not bind the Company, and the Member making such purported Transfer shall, to the fullest extent permitted by law, indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes, including transfer gains taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer.

(e)                                  The giving of any consent to a Transfer in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instance.

(f)                                    In the event that any party elects to Transfer its Interest in the Company, such party shall bear 100% of the transfer taxes payable in connection with such sale.

9.2                                 Assignment Binding on Company.  No Transfer of all or any part of the Interest of a Member permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of such instrument of Transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and such instrument evidences (i) the written acceptance by the Transferee of all of the terms and provisions of this Agreement, (ii) the Transferee’s representation that such Transfer was made in accordance with all applicable laws and regulations and (iii) the consent to the Transfer of the Interest required pursuant to Section 9.1(c), if any.  In addition, a Person to whom a Transfer may be made pursuant to this Article 9, other than pursuant to Section 9.1(a), may also be required, in the reasonable discretion of a Managing Member, and as a condition precedent to its becoming a Transferee to make certain representations, warranties and covenants to evidence compliance with U.S. federal and state securities laws including, but not limited to, representations as to its net worth, sophistication and investment intent.

9.3                                 Substituted Members.

(a)                                  Members who Transfer all of their Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be Members of the Company except that unless and until a Substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a Member under the Act and hereunder, provided that such assigning Member may, prior to the admission of a Substituted Member, assign its economic interest in its Interest, to the extent otherwise permitted under Article 9.  Any Person who is an assignee of any portion of the Interest of a Member and who has satisfied the requirements of Article 9 shall become a Substituted Member only when (i) GHGP (or, if GHGP has been divested of its Administrative Rights pursuant to Section 4.9(b), a designee of the Whitehall Group) has entered such assignee as a Member on the books and records of the Company, which GHGP is hereby directed to do upon satisfaction of such requirements, and (ii) such assignee shall have paid all reasonable legal fees and filing costs in connection with the substitution as a Member.  For the avoidance of doubt, if a Permitted Gengate Transferee at any time ceases to be a Permitted Gengate Transferee for any reason and had been previously admitted to the Company as a Substituted Member, such transferee shall automatically and immediately cease to be a Member and, instead, shall be deemed an assignee of only the economic interest of the transferor.

(b)                                 Any Person who is an assignee of all or any portion of the Interest of a Member but who does not become a Substituted Member and desires to make a further assignment of any such Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Member desiring to make an assignment of its Interest.

9.4                                 Acceptance of Prior Acts.  Any person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

9.5                                 Additional Limitations.  Notwithstanding anything contained in this Agreement, no Transfer shall be made, and any Member shall have the right to prohibit and may refuse to accept any Transfer, unless (i) registration is not required under the Securities Act of 1933, as amended, in respect of such Transfer; (ii) such Transfer does not violate any applicable federal or state securities, real estate syndication, or comparable laws; (iii) such Transfer will not be subject to, or such Transfer, when aggregated with prior Transfers in accordance with applicable law will not result in the imposition of, any state, city or local transfer taxes, including, without limitation, any transfer gains taxes, unless such assignor pays such taxes; and (iv) such Transfer will not cause the Company to be treated as a “publicly-traded partnership” within the meaning of Section 7704 of the Code.  Whitehall Street or Whitehall Employee Fund may elect prior to any Transfer to require a reasonable opinion of counsel with respect to any of the foregoing matters.

9.6                                 Bring-Along Rights.  In the event that Whitehall Group and/or its permitted transferees (the “Proposing Members”) propose to Transfer their Interests to any Persons, other than an Affiliate of a member of the Whitehall Group or a Person described in Section 9.1(a)(i), the Proposing Members may upon not less than fifteen (15) Business Days’ prior notice require a Gengate Member and/or Permitted Gengate Transferees and MLPC to Transfer their Interests at the price and upon the terms and conditions of such proposed Transfer.  Each Member shall use its best efforts to cooperate with any Transfer pursuant to this Section and shall take all necessary and desirable actions in connection with the consummation of the Transfer as are reasonably requested by the Proposing Members, including the provision of representations, warranties or indemnifications; provided that no Member shall be required to incur any out-of-pocket expenses in connection with such Transfer that are not reimbursed to such Member; and provided further that no such Member shall be required to provide representations, warranties or indemnifications in connection with any such Transfer that would result in an aggregate liability in excess of such Member’s proceeds from such Transfer. The aggregate proceeds received from the Transfer of interests pursuant to this Section 9.6 shall be allocated and distributed to the selling Members in accordance with the distribution allocation provisions of Article 8.

9.7                                 Tag-Along Rights.  If the Proposing Member does not exercise its Bring-Along Rights pursuant to Section 9.6, it shall nonetheless give each other Member and each Permitted Gengate Transferee not less than fifteen (15) Business Days’ prior notice of its proposed Transfer (including the price and other material terms thereof) and shall not Transfer its Interests to any Person, other than such Proposing Member’s Affiliates, the Whitehall Group or the Whitehall Group’s Affiliates or a Person described in Section 9.1(a)(i), unless each other Member is given the opportunity, to be exercised in a writing to the Proposing Member within fifteen (15) Business Days after receipt of the Proposing Member’s notice, to Transfer its Interests at the price and upon the same terms and conditions of such proposed Transfer.  The aggregate proceeds received from the Transfer of the Member’s Interests pursuant to this Section 9.7 shall be allocated among and distributed to the selling Members in accordance with the distribution allocation provisions of Article 8.

ARTICLE 10

DISSOLUTION; WINDING UP AND DISTRIBUTION OF ASSETS

10.1                           Dissolution.

(a)                                  The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following (a “Dissolution Event”):

(1)                                  the entry of a decree of judicial dissolution under Section 18-802 of the Act;
(2)                                  the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining Member to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized and directed to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a Substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company;

(3)                                  the sale or other disposition of all of the Company Assets and receipt of the final payment of any installment obligation received as a result of any such sale or disposition;
(4)                                  a dissolution of the Company pursuant to Section 8.3; or
(5)                                  the written direction of the Managing Members.
(6)                                  No Member shall have the right to (i) withdraw or resign as a Member of the Company, (ii) redeem, or otherwise require redemption of, its Interest or any part thereof or (iii) to the fullest extent permitted by law, dissolve itself voluntarily.

(b)                                 Notwithstanding any other provision of this Agreement, the Bankruptcy of any of the Members shall not cause said Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.  To the fullest extent permitted by law, the Company shall not be dissolved or terminated solely by reason of the Bankruptcy, removal, withdrawal, dissolution or admission of any Member.

10.2                           Winding Up.

(a)                                  In the event of the dissolution of the Company pursuant to Section 10.1, any of Whitehall Street or Whitehall Employee Fund may wind up the Company’s affairs.

(b)                                 Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in the Act, the Managing Members or a liquidating trustee, as the case may be, may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company’s property, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 10.3 any remaining assets of the Company, all without affecting the liability of Members, including the Member participating in the winding up of the Company’s affairs, and without imposing liability on any liquidating trustee.

(c)                                  Upon the completion of winding up of the Company, the Managing Members or a liquidating trustee, as the case may be, shall file a certificate of cancellation of the Certificate in the Office of the Delaware Secretary of State as provided in the Act.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

10.3                           Distribution of Assets.  Upon the winding up of the Company, the assets shall be distributed as follows:

(1)                                  to the satisfaction of debts and liabilities of the Company owed to creditors (whether by payment or the making of reasonable provision for payment thereof), in order of priority as provided by law, other than debts and liabilities owed to Members, including to the payment of expenses of the liquidation and to the setting up of any reserves that the Managing Members or the liquidating trustee, as the case may be, shall determine are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company;
(2)                                  to the satisfaction of debts and liabilities of the Company owed to Members; and

(3)                                  to the Capital Members in accordance with their respective Capital Account balances after allocation of Profits and Losses for the period ending immediately prior to such distribution.

Notwithstanding the foregoing, and subject to Section 18-804 of the Act, distributions to a Member pursuant to this Section 10.3(3) shall only be made after payment in full of any Member Loans owed to the Lender Members out of such distributions and such payments shall be deemed a distribution to the Debtor Members followed by the payment provided for in this sentence.

10.4                           Deemed Contribution and Distribution.  In the event the Company is liquidated within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(g) but no dissolution of the Company pursuant to Section 10.1 hereof has occurred, the assets of the Company shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for United States federal income tax purposes, the Company shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in such new partnership and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new partnership to the Members.

ARTICLE 11

AMENDMENTS

11.1                           Amendments.  This Agreement, other than Articles 6 and 7 and Sections 8.1, 8.2, 9.1, and 11.1 may be amended from time to time by the unanimous consent of the Managing Members, provided, however, that any amendment to Articles 6 and 7 and Sections 8.1, 8.2, 9.1 and 11.1 shall not, without the consent of each Member, reduce the amounts distributable to any Member (in a manner that is not pro rata with respect to all Members), increase the obligations or liabilities of any Member hereunder, or otherwise materially impair the rights of any Member under this Agreement.  No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any Person not a party to this Agreement.  Except as otherwise provided in this Section 11.1, this Agreement may not be amended or supplemented , and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the Members.  Notwithstanding the foregoing, no consent of any Member other than the Managing Members shall be required for an amendment or restatements entered into to reflect any Transfer made pursuant to Section 9.1(a).

11.2                           Additional Members.  If this Agreement shall be amended as a result of adding or substituting a Member, the amendment to this Agreement shall be signed (i) by the Whitehall Group, (ii) unless and until there is an Event of Default, by GKH other than in connection with a Transfer made pursuant to Section 9.1(a), (iii) unless and until there is an MLPC Event of Default, by MLPC other than in connection with a Transfer made pursuant to Section 9.1(a), (iv) by the Person to be added or substituted and (v) by the assigning Member, if any.  In making any amendments, GHGP shall prepare and file for recordation such documents and certificates as shall be required to be prepared and filed.

ARTICLE 12

MISCELLANEOUS

12.1                           Further Assurances.  Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Manager Members, may be necessary or advisable to carry out the intent and purpose of this Agreement.

12.2                           Notices.  Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by depositing the same in the United States mail, first-class postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, or by facsimile transmission (with confirmation of receipt) to the addresses set forth in Sections 2.6 and 2.7, as applicable, or at such other address as may be designated by the addressee thereof (which in the case of the Company, shall be designated by the Managing Members) upon written notice to all of the Members.  All notices given pursuant to this Section 12.2 shall be deemed to have been given on the date of delivery as established by the return receipt, courier service conformation (or the date on which the return receipt, or courier service confirms that acceptance of delivery was refused by the addressee), or facsimile confirmation received by the sender.  Copies of all notices shall also be delivered to the following:

If a notice is delivered to any of the Managing Members, then a copy shall also be delivered to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
Attention:  Anthony J. Colletta, Esq.
Facsimile:  (212) 558-3588

Maui Land & Pineapple Company, Inc.
120 Kane Street
Kahului, Hawaii  96733-6687
Attention:  Mr. Robert Webber

If a notice is delivered to a Gengate Member, then a copy shall also be delivered to:

Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
Dallas, Texas  75201
Attention:  Clifford J. Risman
Facsimile:  214-999-3287

12.3                           Headings and Captions.  All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

12.4                           Variance of Pronouns.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

12.5                           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.  Furthermore, this Agreement may be executed by telecopier or other facsimile signature and any such signature shall be deemed an original for all purposes.

12.6                           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12.7                           Consent to Jurisdiction.  To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding may be brought in any state or federal court located in the Borough of Manhattan, The City of New York (a “New York Court”), and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such New York Court, with respect to any such action, suit or proceeding.  Each party hereto also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it may also be brought in any state or federal court located in the State of Delaware (a “Delaware Court”), and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such Delaware Court with respect to any such action, suit or proceeding.  To the fullest extent permitted by law, each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such New York Court or Delaware Court and hereby further waives and agrees not to plead or claim in any such New York Court or Delaware Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum; provided, that nothing in this Section 12.7 shall be construed to waive any objection that any legal proceedings should be stayed or dismissed in favor of arbitration as provided by Section 12.8.  Each party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties.

12.8                           Arbitration.

(a)                                  Arbitration shall be the exclusive method for resolution of any claims or disputes arising in connection with this Agreement, and the determination of the arbitrators shall be final and binding (except to the extent there exist grounds for vacating an award under applicable arbitration statutes and/or decisional precedents) on the Members.  The parties agree that judgment on the determination and award of such arbitrators may be entered in any court having jurisdiction.  Each party shall bear its own costs in any arbitration.

(b)                                 The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy and shall be impartial with respect to all parties hereto.  If the claim or dispute arising in connection with this Agreement is between two parties only, each disputing party shall appoint one arbitrator within ten (10) business days of notice from a party that arbitration is requested and the third arbitrator shall be appointed by the two initial arbitrators within ten (10) business days of appointment of the two initial arbitrators.  If the claim or dispute arising in connection with this Agreement is between more than two parties, the American Arbitration Association shall appoint the three arbitrators within ten (10) business days of notice from a party that arbitration is requested.  For purposes of this Section 12.8(b), in determining whether a claim or dispute is a “two-party” or a “more than two-party” dispute, all of the members of the Whitehall Group shall collectively be deemed to be one party.

(c)                                  The place of arbitration shall be the Borough of Manhattan, The City of New York.  The arbitration shall be conducted in the English language.  To the extent that an issue is not expressly addressed in this Agreement, the arbitrators shall resolve such dispute or controversy in accordance with good commercial practice.  The arbitrators shall decide such dispute in accordance with the law of the State of New York.  The arbitrators shall decide such dispute within forty-five (45) days of selection of the third arbitrator.  They shall apply the commercial arbitration rules of the American Arbitration Association.

12.9                           Partition.  The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right.

12.10                     Invalidity.  Every provision of this Agreement is intended to be severable.  The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.11                     Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs, legal assigns and assigns permitted hereunder and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs, legal assigns and assigns permitted hereunder.  No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs, legal assigns and permitted assigns shall have any rights or claims under this Agreement.

12.12                     Entire Agreement.  This Agreement, together with all Schedules and Exhibits attached hereto (which are incorporated herein by this reference), supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

12.13                     Waivers.  No waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

12.14                     Maintenance as a Separate Entity.  The Company shall maintain books and records and bank accounts separate from those of its Affiliates; shall at all times hold itself out to the public as a legal entity separate and distinct from any of its Affiliates (including in its operating activities, in entering into any contract, in preparing its financial statements, and on its stationery and any signs it posts), and shall cause its Affiliates to do the same and to conduct business with it on an arm’s-length basis; shall not commingle its assets with assets of any of its Affiliates; shall not guarantee any obligation of any of its Affiliates; and shall keep minutes of all meetings of the Members.  Failure of the Company, or any Member on behalf of the Company, to comply with any of the foregoing covenants shall not affect the status of the Company as a separate legal entity or the limited liability of a Member.

12.15                     Confidentiality.

(a)                                  The Members agree not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Property or the business of the Company (collectively, “Confidential Information”), provided that such disclosure may be made (i) to any Person who is a partner, officer, director or employee of such Member or counsel to or accountants of such Member solely for their use and on a need-to-know basis, provided that such Persons are notified of the Members’ confidentiality obligations hereunder, (ii) with the prior consent of the Managing Members, (iii) subject to the next paragraph, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, or (iv) to any lender providing financing to the Company.

(b)                                 In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (i) promptly notify the Whitehall Group and GKH thereof, (ii) consult with and notify the Whitehall Group and GKH on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with notify the Whitehall Group and GKH in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

(c)                                  No Member shall issue or publish any press release, tombstone or other public communication about the formation or existence of the Company without the express written consent of  the Managing Members.  Notwithstanding the foregoing, GHGP and GKH shall have the right to issue ordinary course public communications from time to time in connection with the marketing or promotion of the Property, provided that the names of the members of the Whitehall Group, The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Goldman Sachs or any derivation of any of the foregoing shall not appear in any such public communication.

(d)                                 The provisions of this Section 12.15 were negotiated in good faith by the parties hereto, and the parties hereto agree that such provisions are reasonable and are not more restrictive than necessary to protect the legitimate interests of the parties hereto.  It is the intention of the parties hereto that if any restriction or covenant contained herein is held to be for a length of time that is not permitted by applicable law,  or is any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall, to the fullest extent permitted by law, construe and interpret or reform such provision to provide for a restriction or covenant having the maximum time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

(e)                                  Each of the parties to the proposed transactions described herein (and each employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the proposed transaction but does not include the identity of the parties or their respective affiliates

12.16                     No Third Party Beneficiaries.  Other than as set forth in Section 4.4(b), this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement.  Without limiting the generality of the foregoing, no creditor of the Company or of any Member shall have any right whatsoever to require any Member to contribute capital to the Company.

12.17                     Power of Attorney.

(a)                                  Each of the undersigned does hereby irrevocably constitute and appoint each of Whitehall Street and Whitehall Employee Fund and, for so long as it retains Administrative Rights, GHGP, with full power of substitution, as its true and lawful attorney, in its name, place and stead, to execute, acknowledge, swear to, deliver, record and file, as appropriate and in accordance with this Agreement (i) all amendments to the original Certificate required or permitted by law or the provisions of this Agreement, (ii) all certificates and other instruments requiring execution by the Members or any of them and deemed necessary or advisable by Whitehall Street and Whitehall Employee Fund or GHGP to qualify or continue the Company as a Company wherein the members have limited liability in the jurisdictions where the Company may be conducting its operations, (iii) all instruments requiring execution by the Members or any of them and that Whitehall Street and Whitehall Employee Fund or GHGP deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including, without limitation, the substitution of assignees as Substituted Members pursuant to Section 9.3 (provided, however, that, any such modification is otherwise in accordance with this Agreement), and (iv) all conveyances and other instruments deemed necessary or advisable by the Managing Members to effect the dissolution and termination of the Company in accordance with this Agreement.  In addition, each of the undersigned does hereby irrevocably constitute and appoint Whitehall Street and Whitehall Employee Fund with full power of substitution, as its true and lawful attorney, in its name, place and stead, to execute, acknowledge, swear to, deliver, record and file any document, contract, certificate, agreement, guaranty, indemnity or instrument necessary, in Whitehall Street’s and Whitehall Employee Fund’s judgment, to implement, facilitate or effectuate any Major Decision.  Nothing contained in this Section 12.17 shall empower GHGP to take any action requiring the consent of any of the Managing Members hereunder unless such consent is first obtained.

(b)                                 The powers of attorney granted pursuant to this Section 12.17 are coupled with an interest and shall be irrevocable and survive and not be affected by the subsequent death, incapacity, disability, Bankruptcy or dissolution of the grantor; may be exercised by Whitehall Street, Whitehall Employee Fund or GHGP either by signing separately as attorney-in-fact for each Member or Whitehall Street, Whitehall Employee Fund or GHGP acting as attorneys-in-fact for all of them; and shall survive the delivery of an assignment by a Member of the whole or any fraction of its Interest, except that, where the whole of such Member’s Interest has been assigned or diluted in accordance with this Agreement, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling Whitehall Street, Whitehall Employee Fund or GHGP to execute, acknowledge, swear to, deliver, record and file any instrument necessary or appropriate to effect such substitution.  In the event of any conflict between this Agreement and any document, instrument, conveyance or certificate executed or filed by either Whitehall Street, Whitehall Employee Fund or GHGP pursuant to such power of attorney, this Agreement shall control.

(c)                                  Each Member shall execute and deliver to either Whitehall Street, Whitehall Employee Fund or GHGP, within five (5) days after the receipt of Whitehall Street’s, Whitehall Employee Fund’s or GHGP’s request therefor, such further designations, powers of attorney and other instruments as Whitehall Street, Whitehall Employee Fund or GHGP deems necessary or appropriate to carry out the provisions of this Agreement.

(d)                                 Notwithstanding the foregoing provisions of this Section 12.17, in the event that GHGP has been divested of its Administrative Rights pursuant to Section 4.9(b) or has voluntarily ceased to manage or administer the day-to-day business of the Company as contemplated by Section 3.2 and Section 4.1, then, in either case, the power of attorney granted to GHGP pursuant to this Section 12.17 shall immediately be revoked and terminated.

(e)                                  Each of Whitehall Street, Whitehall Employee Fund and GHGP hereby agrees that prior to exercising any of its rights pursuant to this Section 12.17, such Member shall to the extent reasonably practicable provide to the other Member reasonable notice of such action.

12.18                     Construction of Documents.  The parties hereto acknowledge that they were represented by counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not, be subject to the principle of construing their meaning against the party that drafted same.

12.19                     Standards of Conduct for the Managing Members.  Whenever in this Agreement any of the Managing Members are permitted or required to make a decision or take an action:  (i) in its “discretion” or under a grant of similar authority or latitude, such Managing Member shall be entitled to consider only such interest and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members, or (ii) in its “good faith” or “reasonable discretion” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise, provided that nothing in this Section 12.19 shall be interpreted to purport to eliminate the duty of good faith and fair dealing inherent in every contract.

12.20                     Partnership for Tax Purposes.  The Members hereby agree that the Company shall be treated as a partnership for tax purposes under U.S. federal, state and local income tax laws.  In furtherance of the foregoing agreement, neither the Company nor any of its Members will take any action or position or make any election for U.S. federal, state or local income tax purposes, in a tax return or otherwise, inconsistent with the classification of the Company as a partnership for U.S. federal, state and local income tax purposes, including, for the avoidance of doubt, any election under Treasury regulations Section 301.7701-3 to treat the Company as a corporation for U.S. federal income tax purposes.

12.21                     Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

THE MEMBERS:

WHITEHALL STREET GLOBAL REAL ESTATE LIMITED PARTNERSHIP 2005

By:	WH Advisors, L.L.C. 2005, its General Partner

By:	/S/ PETER WEIDMAN
Name: Peter Weidman
Title: Vice President

WHITEHALL STREET GLOBAL EMPLOYEE FUND 2005, L.P.

By:	Whitehall Street Employee Funds 2005 GP, L.L.C.,
its General Partner

By:	/S/ PETER WEIDMAN
Name: Peter Weidman
Title: Vice President

GENGATE KAPALUA HOLDINGS, LLC

By:	Gengate Kapalua LP, LLC, its Managing Member

By:	/S/ KARIM ALIBHAI
Name: Karim Alibhai
Title: Manager

GENGATE KAPALUA HOLDINGS GP, LLC

By:	Gengate Kapalua LP, LLC, its Managing Member

By:	/S/ KARIM ALIBHAI
Name: Karim Alibhai
Title: Manager

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

MLP RCK, LLC

By: Maui Land & Pineapple Company, Inc.,
its Sole Member

By:	/S/ RYAN CHURCHILL
Name: Ryan Churchill
Title: Senior Vice President

By:	/S/ ROBERT I. WEBBER
Name: Robert I. Webber
Title: Chirf Financial Officer & Senior Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

For purpose of Section 6.2(c) only:

MAUI LAND & PINEAPPLE COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

For purpose of Section 8.2 only:

THE GENGATE GUARANTORS:

/S/ MAHOOD KHIMJI
MAHMOOD KHIMJI

/S/ KARIM ALIBHAI
KARIM ALIBHAI